Exhibit 10.1

LEASE BETWEEN

BURLINGTON CROSSING REALTY TRUST

AND

GREEN MOUNTAIN COFFEE ROASTERS, INC.

FOR

[424,783 - 590,000] RENTABLE SQUARE FEET - 43, 53, 63 SOUTH AVENUE
BURLINGTON, MASSACHUSETTS

ARTICLE I	REFERENCE DATA	1

1.1. SUBJECTS REFERRED TO:		1
1.2. EXHIBITS		8

ARTICLE II	PREMISES AND TERM	10

2.1. PREMISES		10
2.2. TERM		11

ARTICLE III	CONSTRUCTION	11

3.1. INITIAL CONSTRUCTION		11

3.1.1. ADDITIONAL CONSTRUCTION RELATED PROVISIONS		21
3.1.2. TENANT’S CONSTRUCTION WORK		22

3.2. PREPARATION OF PREMISES FOR OCCUPANCY		23

3.2.2. PARTIAL OCCUPANCY AND RENT COMMENCEMENT (PHASE I)		27

3.3. GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION; RESTORATION AND REMOVAL		27
3.4. REPRESENTATIVES		28
3.5. FORCE MAJEURE		28
3.6. ARBITRATION		29
3.7. WARRANTY OF LANDLORD’S WORK AND TENANT’S WORK		30

ARTICLE IV RENT		30

4.1. RENT		30
4.2. COMMON AREA MAINTENANCE COSTS, REAL ESTATE TAXES AND UTILITIES		31

4.2.1. CAM Costs		31

4.3. TAX EXPENSE		36

4.3.1. TAX ABATEMENT		38
4.3.2. UTILITIES		38

4.4. PAYMENTS		38

ARTICLE V	LANDLORD’S COVENANTS	39

5.1. LANDLORD’S COVENANTS DURING THE TERM		39

5.1.1. Intentionally Deleted		39
5.1.2. Intentionally Deleted		39
5.1.3. Repairs		39
5.1.4. Quiet Enjoyment		39
5.1.5. LEED		39
5.1.6. Landlord’s Insurance		39
5.1.7. Landlord’s Indemnity		40
5.1.8. Hazardous Materials		41
5.1.9. Tenant’s Costs		42

5.1.10. Tenant’s SECURITY AND CONFIDENTIAL PROTOCOL	42

5.2. INTERRUPTIONS	43

ARTICLE VI TENANT’S COVENANTS	44

6.1. TENANT’S COVENANTS DURING THE TERM	44

6.1.1. Tenant’s Payments	44
6.1.2. Repairs and Yielding Up	44
6.1.3. Occupancy and Use	45
6.1.4. Rules and Regulations	46
6.1.5. Compliance with Laws and Safety Appliances	46
6.1.6. Assignment and Subletting	46
6.1.7. Indemnity	49
6.1.8. Tenant’s Liability Insurance	49
6.1.9. Tenant’s Workmen’s Compensation Insurance	49
6.1.10. Landlord’s Right of Entry	49
6.1.11. Loading	49
6.1.12. Landlord’s Costs	49
6.1.13. Tenant’s Property	50
6.1.14. Labor or Materialmen’s Liens	50
6.1.15. Changes or Additions	50
6.1.16. HOLDOVER	51
6.1.17. Hazardous Materials	52
6.1.18. Signs AND NAMING RIGHTS	52
6.1.19. Tenant’s Authority	53
6.1.20. Intentionally omitted;	53
6.1.21. Covenants Independent	53
6.1.22. Security	53

ARTICLE VII CASUALTY AND TAKING	54

7.1. CASUALTY AND TAKING	54
7.2. RESERVATION OF AWARD	56
7.3. ADDITIONAL CASUALTY PROVISIONS	56

ARTICLE VIII RIGHTS OF MORTGAGEE	57

8.1. PRIORITY OF LEASE	57
8.2. LIMITATION ON MORTGAGEE’S LIABILITY	58
8.3. MORTGAGEE’S OBLIGATION	58
8.4. NO PREPAYMENT OR MODIFICATION, ETC	58
8.5. NO RELEASE OR TERMINATION	58
8.6. CONTINUING OFFER	59
8.7. SUBMITTAL OF FINANCIAL STATEMENT	59

ARTICLE IX DEFAULT	59

9.1. EVENTS OF DEFAULT BY TENANT	59
9.2. TENANT’S OBLIGATIONS AFTER TERMINATION	60

ARTICLE X	MISCELLANEOUS	61

10.1. TITLES		61
10.2. NOTICE OF LEASE		61
10.3. NOTICES FROM ONE PARTY TO THE OTHER		61
10.4. BIND AND INURE		62
10.5. NO SURRENDER		62
10.6. NO WAIVER, ETC		62
10.7. NO ACCORD AND SATISFACTION		62
10.8. CUMULATIVE REMEDIES		63
10.9. PARTIAL INVALIDITY		63
10.10. RIGHT TO CURE		63
10.11. ESTOPPEL CERTIFICATE AND LANDLORD’S CONSENT TO LIENS		64
10.12. WAIVER OF SUBROGATION		65
10.13. BROKERAGE		65
10.14. PARKING/TRAFFIC PERSONNEL		65
10.15. ACCESS		66
10.16. ENTIRE AGREEMENT		66
10.17. GOVERNING LAW		66
10.18. ADDITIONAL REPRESENTATIONS		66
10.19. ROOFTOP COMMUNICATION EQUIPMENT		68
10.20. EMERGENCY POWER		68
10.21. WAIVER OF CONSEQUENTIAL DAMAGES		69
10.22. PREVAILING PARTY		69

ARTICLE XI SECURITY		69

Date of Lease Execution: June 19, 2012

ARTICLE I
REFERENCE DATA

1.1. SUBJECTS REFERRED TO:

Each reference in this Lease to any of the following subjects shall incorporate the data stated for that subject in this Section 1.1.

Burlington Crossing Realty Trust
LANDLORD:

MANAGING AGENT:	The Gutierrez Company

LANDLORD’S AND MANAGING AGENT’S ADDRESS:	Burlington Office Park
One Wall Street
Burlington, Massachusetts 01803

LANDLORD’S REPRESENTATIVE:	Arthur J. Gutierrez, Jr.

LANDLORD’S CONSTRUCTION REPRESENTATIVES:	Arthur J. Gutierrez, Jr., Douglas L. Fainelli, or Dennis G. Bailey

TENANT:	Green Mountain Coffee Roasters, Inc.

TENANT’S ADDRESS (FOR NOTICE & BILLING):	33 Coffee Lane
Waterbury, Vermont 05676
Attention: Howard Malovany, General Counsel

TENANT’S REPRESENTATIVE(S):	John Heller

TENANT’S CONSTRUCTION REPRESENTATIVE(S):	John Heller and Michael Degnan

BUILDING:

Phase I - One (1) story and two (2) story building consisting of approximately 150,673 Rentable Square Feet to be constructed upon the land located at 63 South Avenue, Burlington, Massachusetts and described on Exhibit A-1 attached hereto (the “Phase I Lot”) in accordance with the final Phase I Landlord’s Plans and Phase I Tenant’s Plans (as defined in Section 3.1.A hereof, and any replacements thereof) and any alterations and additions thereto, including the Phase I Tenant’s Work (as hereinafter defined). The legal description of the Phase I Lot is attached hereto as Exhibit A-2.

Phase II - Ten (10) stories, floors 1-4 shall be parking and floors 5-10 of the Building will consist of approximately 274,110 Rentable Square Feet* to be constructed upon the land located at 53 South Avenue, Burlington, Massachusetts and described on Exhibit A-3 attached hereto (the “Phase II Lot”) in accordance with the final Phase II Landlord’s Plans and Phase II Tenant’s Plans (as defined in Section 3.2.B hereof, and any replacements thereof) and any alterations and additions thereto, including the Phase II Tenant’s Work (as hereinafter defined). The legal description of the Phase II Lot is attached hereto as Exhibit A-4.

Phase III — Six (6) - Seven (7) stories, floor 1 shall be parking and floors 2-6 or 7 of the Building will consist of approximately 125,000 Rentable Square Feet** to be constructed upon the land located at 43 South Avenue, Burlington, Massachusetts and described on Exhibit A-5 attached hereto (the “Phase III Lot”) in accordance with the final Phase III Landlord’s Plans and Phase III Tenant’s Plans (as defined in Section 3.2.C hereof, and any replacements thereof) and any alterations and additions thereto, including the Phase III Tenant’s Work (as hereinafter defined). The legal description of the Phase III Lot is attached hereto as Exhibit A-6.

NOTE: For purposes of this Lease, the term “Lot” shall include the Phase I Lot, the Phase II Lot and/or the Phase III Lot, as applicable following the Commencement Date for the applicable Phase and as the context so requires, unless expressly provided herein to the contrary.

RENTABLE SQUARE FOOT (OR PLURAL RENTABLE SQUARE FEET) OR RSF:	The rentable area of the Building or any portion thereof, computed consistently with respect to the entire Building, based upon BOMA Z65.3 2009 (the “Method of Measurement”).

RENTABLE SQUARE FEET OF TENANT’S SPACE

Phase I: approximately 150,673 Rentable Square Feet, as further described in Exhibit A-1, to be delivered in two stages. Stage One shall refer to the “Hi-Bay Area” consisting of approximately 60,000 Rentable Square Feet and designated as such on Exhibit A-1 (“Stage One”) and Stage Two shall refer to the balance of the space, or approximately 90,673 Rentable Square Feet referred to as the “R&D and Office Areas” and designated as such on Exhibit A-1 (“Stage Two”). Phase II: approximately 274,110 Rentable Square Feet *, as further described in Exhibit A-3. Phase.. III: approximately 125,000 Rentable Square Feet **, as further described on Exhibit A-5.

TOTAL RENTABLE SQUARE FEET OF THE BUILDING:

Phase I: approximately 150,673 Rentable Square Feet

Phase II: approximately 274,110 Rentable Square Feet *

Phase III: approximately 125,000 Rentable Square Feet **

NOTE: The applicable Building and Premises (as defined in Section 2.1 hereof) shall be measured by Landlord’s architect in accordance with the Method of Measurement within thirty (30) days after the applicable Term Commencement Date), at Landlord’s sole cost and expense. Landlord’s architect shall certify such measurement to Landlord and Tenant, and Landlord shall submit to Tenant Landlord’s architect’s calculation by written notice, in reasonable detail, which shall include computer aided design drawings. If Tenant disputes the Rentable Square Feet calculation of the Premises, Tenant may send a Dispute Notice to Landlord within thirty (30) days after the delivery of such calculation to Tenant, which Dispute Notice shall specify the respects in which Tenant believes that Landlord’s Architect’s calculation is incorrect, and the dispute resolution mechanism of Section 3.6 shall become applicable. If Tenant does not send a Dispute Notice to Landlord within the thirty (30) day period after the delivery of the calculation to Tenant, then the Rentable Square Feet of Tenant’s Space and the Total Rentable Square Feet of the

Building shall be deemed correct for all purposes of this Lease and shall no longer be subject to dispute by Tenant or re-measurement by Landlord. Upon finalization of the Rentable Square Feet of the applicable Tenant’s Space and Total Rentable Square Feet of the Building, the parties agree to enter into an amendment to this Lease specifying the final plans of each of the floors of the Premises, the Term, the revised rent hereunder, if any, floor by floor rentable square feet measurements, and other items that are based on the rentable square feet in the Premises and the Building. During the pendency of any such dispute, Tenant shall pay Base Rent to Landlord based on Landlord’s architect’s determination, with an appropriate adjustment once such dispute has been resolved.

Any space leased during the Term hereof (including all extensions) shall be measured using the same method of measurement for the initial Premises, subject to Tenant’s right to dispute such measurement. Following final determination of any Phase, the Premises shall not be subject to any remeasurement.

*NOTE: Tenant shall have the right to decrease the final Rentable Square Feet of Phase II by one floor, approximately 41,741 Rentable Square Feet (for the avoidance of a doubt the building would become five (5) stories instead of six (6) stories) by providing Landlord with written notice thereof on or before October 1, 2012. Tenant acknowledges that any changes to the Building could result in the need to engineer said changes and seek reapproval of the special permits granted by the Town of Burlington. Therefore to avoid additional cost and potential delay to the Scheduled Term Commencement Date if Tenant decides to decrease the final Rentable Square Feet, the decrease shall be achieved by reducing the number of stories on the Building. Upon any such election by Tenant and measurement of the Phase II Premises in accordance with and subject to the measurement process described above, the parties shall amend this Lease to reflect the new square footage for Phase II and to adjust the rent accordingly.

**NOTE: Further, Tenant shall have the right to increase the Rentable Square Feet of Phase III by up to 34,687 Rentable Square Feet (or more pursuant to Exhibit U hereof) by providing Landlord with written notice thereof twenty-four (24) months prior to the Scheduled Term Commencement Date for Phase III. To increase the Rentable Square Feet beyond 34,687 Rentable Square Feet, Tenant shall notify Landlord by January 1, 2016. Tenant agrees to notify Landlord by January 1, 2015 of its interest in exceeding 34,687 Rentable Square Feet in which event Landlord shall use good faith efforts to obtain all necessary permits and approvals as provided in Exhibit U. Any increase is subject to applicable zoning laws and codes. Upon any such election by Tenant, receipt of all necessary permits and approvals as provided in Exhibit U, and measurement of the Phase III Premises in accordance with and subject to the measurement process described above, the parties shall amend this Lease to reflect the new square footage for Phase III and to adjust the rent accordingly.

SCHEDULED TENANT’S DESIGN COMPLETION DATE:

Phase I - June 27, 2012, subject to the provisions of Section 3.1.

Phase II — July 1, 2013, subject to the provisions of Section 3.1.

Phase III — Nine (9) months prior to the Scheduled Term Commencement Date, subject to the provisions of Section 3.1.

SCHEDULED TERM COMMENCEMENT DATE:

Phase I - January 16, 2013 for Stage One

March 1, 2013 for Stage Two

Phase II — July 1, 2014

Phase III — January 1, 2018

NOTE: Tenant shall have the right to accelerate the Scheduled Term Commencement Date for Phase III by providing Landlord with written notice at least twenty-four (24) months prior to Tenant’s desired Scheduled Term Commencement Date (i.e., prior to January 1, 2016), as hereinafter provided in Exhibit U.

RENT COMMENCEMENT DATE:	a) The date which is three (3) months after the Term Commencement Date for Phase I, specifically on a pro rata basis based on the Rentable Square Feet contained within Stage One and Stage Two, as applicable, as such portions of the Premises are Substantially Completed pursuant to Section 3.2 hereof, b) the date which is four and one-half months after the Term Commencement Date for Phase II, and c) the date which is four and one-half months after the Term Commencement Date for Phase III.

OUTSIDE DELIVERY DATE:		Per Section 3.2

TERM EXPIRATION DATE:

Fifteen (15) years following the Rent Commencement Date for Phase II.

NOTE: Tenant shall have the right to terminate the automatic expansion option on Phase III by providing Landlord with written notice on or before January 1, 2016, subject to the provisions of Exhibit U.

TERM:		Commencing on the Term Commencement Date for Phase I and ending on the Term Expiration Date, subject to extension in accordance with Exhibit F and Exhibit U.

BASE RENT (NNN)*:	Phase I -	Years 1-5:	$17.50/RSF /Year;

		Years 6-10:	$18.25/RSF /Year;

		Years 11-15:	$19.00/RSF /Year;

Years 16-
		end of Initial Term:	$19.75/RSF/Year;

	Phase II -	Years 1-5:	$29.90/RSF /Year;

		Years 6-10:	$30.90/RSF /Year;

		Years 11-15:	$32.20/RSF /Year;

Years 16-
	end of Initial Term:	$33.50/RSF /Year;

Phase III -	See Exhibit U

*NOTE: Base Rent shall be adjusted to reflect the number of Rentable Square Feet of space included within the applicable Premises as measured pursuant to the Method of Measurement as aforesaid.

ANNUAL ESTIMATED CAM COSTS: (Including Real Estate Taxes)	Phase I: ($3.25/RSF) Phase II: ($3.85/RSF) Phase III: ($4.35/RSF)

ESTIMATED COST OF ELECTRICAL SERVICE TO TENANT’S SPACE (Excluded from Base Rent):	See Exhibit D, Paragraph VII

SECURITY DEPOSIT:	See Article 11

GUARANTOR:	Not Applicable

PERMITTED USES:

All uses under local zoning regulations, including, without limitation, general office, research and development (including laboratory) uses and any uses that are ancillary or accessory thereto, all in accordance with and subject to local zoning.

REAL ESTATE BROKERS:	Cushman & Wakefield of Massachusetts, Inc. and Richards Barry Joyce & Partners

PUBLIC LIABILITY INSURANCE: BODILY INJURY AND PROPERTY DAMAGE:	Each Occurrence:	$1,000,000.00
	Aggregate:	$2,000,000.00

SPECIAL PROVISIONS:	Parking	Per Section 10.14
	Option to Extend	Per Exhibit F

Purchase and Sale Agreements containing Tyco Environmental Indemnities	Per Exhibit H
Equity Participation	Per Exhibit M
Right of First Offer	Per Exhibit N
Guaranty of Completion	Per Exhibit 0
Market Rent	Per Exhibit P
Phase III Expansion	Per Exhibit U
Option to Terminate Phase III	Per Section 1.1 and Exhibit U

1.2. EXHIBITS

The Exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as part of this Lease:

EXHIBIT A-1	Plans Showing Phase I — the Premises, the Phase I Lot and the Park (including the Building Parking Area and Common Areas)
EXHIBIT A-2	Legal Description of the Phase I Lot
EXHIBIT A-3	Plans showing Phase II — the Premises, the Phase II Lot and the Park (including the Building Parking Area and Common Areas)
EXHIBIT A-4	Legal Description of the Phase II Lot
EXHIBIT A-5	Plans showing Phase III — the Premises, the Phase III Lot and the Park (including the Building Parking Area and Common Areas)
EXHIBIT A-6	Legal Description of the Phase III Lot
EXHIBIT A-7	Plan of Entire Site for Phase I, II and III and Associated Parking Structures
EXHIBIT A-8	Parking Plan
EXHIBIT B-1	Base Building Plans for Phase I (including Stage One and Stage Two)
EXHIBIT B-1A	Tenant Improvement Plans for Phase I
EXHIBIT B-2	Base Building Outline Specifications for Phase I
EXHIBIT B-2A	Tenant Improvement Specifications for Phase I
EXHIBIT B-3	Preliminary Base Building for Phase II
EXHIBIT B-3A	Tenant Improvement Plans for Phase II
EXHIBIT B-4	Base Building Outline Specifications for Phase II
EXHIBIT B-4A	Tenant Improvement Specifications for Phase II

EXHIBIT B-5	Preliminary Base Building Plans for Phase III
EXHIBIT B-6	Base Building Outline Specifications for Phase III

EXHIBIT B-7	Outline of Phase II/III Connector Costs

EXHIBIT B-8	Outline of Additional Tenant’s Work
EXHIBIT C-1	Form of Certificate of Substantial Completion
EXHIBIT C-2	Form of Certificate of Final Completion
EXHIBIT D	Landlord’s Services
EXHIBIT E	Rules and Regulations
EXHIBIT F	Option to Extend
EXHIBIT G	Tenant Estoppel Certificate
EXHIBIT H	Purchase and Sale Agreements containing Tyco Environmental Indemnities
EXHIBIT I	Park Covenants
EXHIBIT J	Subordination, Non-Disturbance and Attomment Agreement
EXHIBIT K	Form of Work Change Order
EXHIBIT L	Definition of Cost of the Work
EXHIBIT M	Equity Participation
EXHIBIT N	Right of First Offer
EXHIBIT 0	Guaranty of Completion
EXHIBIT P	Definition of Market Rent
EXHIBIT Q	Form of Notice of Lease Off-
EXHIBIT R	Site Traffic Improvements
EXHIBIT R-1	Traffic Mitigation Exhibit
EXHIBIT S-1	Phase I Schedule
EXHIBIT S-2	Phase II Schedule
EXHIBIT S-3	Phase III Schedule
EXHIBIT T	Form of Letter of Credit (if applicable)
EXHIBIT U	Phase III Expansion
EXHIBIT U-1	Pro Forma (Phase III)
EXHIBIT U-2	Termination Expenses
EXHIBIT U-3	Pro Forma (Phase I and Phase II)
EXHIBIT U-4	Conceptual Phase III Plan
EXHIBIT V	Right of First Refusal
EXHIBIT W	Subsurface Sampling and Environmental Assessment Protocol

SCHEDULE 2.1	List of Permitted Exceptions

SCHEDULE 4.3	TIF Agreement

SCHEDULE 5.1.10	Tenant’s Security and Confidentiality Protocol

SCHEDULE 6.1.8	Tenant’s Signage Locations and Specifications and Site Amenity Plan

ARTICLE II
PREMISES AND TERM

2.1. PREMISES

The Premises (as hereinafter defined) shall be constructed in three phases, Phase I (to be constructed in two stages, Stage One and Stage Two, as aforesaid), Phase II and Phase III (individually, a “Phase” or collectively, the “Phases”). For purposes of this Lease the above-referenced terms in Section 1.1 above shall apply to all Phases, or to a specific Phase, as applicable and as the context so requires, unless expressly provided herein to the contrary.

Subject to and with the benefit of the provisions of this Lease, Landlord hereby leases to Tenant and Tenant leases from Landlord, the Rentable Square Feet of Tenant’s Space in the Building (hereinafter, the “Tenant’s Space”) all as more particularly shown on Exhibit A-1 (and on Exhibit A-3 and Exhibit A-5, as applicable per each Phase) attached hereto and made a part hereof, together with the appurtenances described below and in Section 10.14 of this Lease. Tenant’s Space, with such appurtenances, is hereinafter collectively referred to as “the Premises”. As aforesaid, the term “Premises” as used herein shall specifically refer to all three (3) Phases, Phase I, Phase II and Phase III, or to any one or more Phase, as applicable and as the context so requires, unless expressly provided herein to the contrary. The Premises exclude the exterior walls and exterior windows (except the inner surfaces thereof), floor slabs, load bearing elements, footings, foundations, columns and other structural elements of the Building, the roof and roof membrane, and the exterior common areas and facilities of the Lots.

Tenant shall have, as appurtenant to the Premises, the right to use in common with other tenants of the Building, if any, all common areas and facilities of the Building (including loading docks and in connection therewith, Landlord agrees to provide for Tenant’s exclusive use two (2) loading docks with the construction of Phase II that shall also serve Phase III if Tenant is the sole tenant of Phase III) and the areas shown on the Plan attached hereto as Exhibit A-1, A-3 and A-5, as applicable, as “Building Parking Area”, all subject to and as further provided in Section 10.14 hereof. Landlord shall have the right to modify the Building Parking Area, so long as any such modifications do not adversely affect any of Tenant’s rights hereunder or increase Tenant’s costs, obligations or liabilities hereunder or diminish the number of spaces comprising the Building Parking Area.

Tenant shall also have, as appurtenant to the Premises, the right to use in common with others entitled thereto, subject to reasonable rules of general applicability to tenants and owners of other lots in the park commonly known and referred to as the “Burlington Research Center” and shown on the Plan of the Park attached hereto as part of Exhibit A-1 (and Exhibit A-3 and/or Exhibit A-5, as applicable) (the “Park”) from time to time made by Landlord in accordance with Section 6.1.4 of which Tenant is given written notice: (a) the common areas now or hereafter located at the Park, including, without limitation, the common areas shown on the Plan of the Park attached hereto as part of Exhibit A-1 (and Exhibit A-3 and Exhibit A-5, if applicable), as such common areas may be amended or modified by Landlord from time to time during the Term hereof (the “Common Areas”); (b) all rights to access, all service areas, drainage of surface water runoff, including, without limitation, storm drainage systems and detention areas; (c) all grades, driveways, roadways, sidewalks and footways, lighting systems and traffic flow patterns; (d) all parking areas designated as common or visitors parking areas for use of the entire Park, if any; (e) all other rights appurtenant to the Lot and the Building; (f) all means of access to and from the Building to the Common Areas, including, without limitation, all sidewalks, roads, driveways and the like; and (g) all utility lines, electricity, water and sewage disposal.

The Premises are leased to Tenant subject only to the easements, restrictions and other matters of record identified on Schedule 2.1 and such other matters which are approved by Tenant or are necessary and customary in connection with the development and construction of the Premises, so long as any such new matters will not prohibit or materially interfere with the use of the Premises for the Permitted Uses, increase Tenant’s obligations or liabilities under this Lease or otherwise, and/or limit or impair Tenant’s rights under this Lease.

2.2. TERM

To have and to hold for a period (the “Term”) commencing on the Term Commencement Date determined in accordance with Section 3.2 (which said date is at times being hereafter referred to as the “Commencement Date”) and continuing until the Term Expiration Date, unless sooner terminated as provided in Sections 3.2 or 7.1 or in Article IX or in Exhibit U as to Phase III only, or unless extended pursuant to Exhibit F or Exhibit U.

ARTICLE III
CONSTRUCTION

3.1. INITIAL CONSTRUCTION

A.            Phase I: Landlord shall fully construct the base building for Phase I on a “turnkey basis” in accordance with the final base building plans in Exhibit B-1 attached hereto (the “Phase I Landlord’s Plans”) and the base building outline specifications attached hereto as Exhibit B-2 and made a part hereof (the “Phase I Outline Specifications”). Landlord and Tenant hereby approve the Phase I Landlord’s Plans and the Phase I Outline Specifications. Landlord represents and warrants to Tenant that the Phase I Landlord’s Plans comply with all applicable laws, statutes, rules, codes, ordinances, requirements of governmental authorities and regulations (collectively, “Legal Requirements”), and Landlord shall achieve a rating of Silver Certified Core & Shell status under Leadership in Energy & Environmental Design (“LEED”), as adopted by the U.S. Green Building Council or its successor (“USGBC”) 2009, version 3. All of such work described in the Phase I Landlord’s Plans and in the Phase I Outline Specifications shall be collectively referred to herein as the “Phase I Landlord’s Work”.

Landlord and Tenant hereby acknowledge and agree that, except as otherwise set forth herein, no amendments, modifications or changes shall be made to the Phase I Landlord’s Plans without Tenant’s prior written approval in each instance, which such approval shall not be unreasonably withheld or delayed provided that the proposed amendments, modifications or changes (i) are required by applicable Legal Requirements, (ii) are non-material in nature, (iii) replace items with equivalent or better items and at all times equal to or better than those of the Phase I Outline Specifications, (iv) do not adversely affect the Premises, and/or (v) do not precipitate changes to the Phase I Tenant’s Plans.

Landlord shall also fully construct the tenant improvements for Phase I on a “turnkey basis” in accordance with the Phase I Tenant’s Plans and the Phase I TI Outline Specifications, as such terms are defined below.

Tenant has caused Visnick & Caulfield Associates (or another architect selected by Tenant and reasonably approved by Landlord, “Tenant’s Architect”) to prepare a complete set of construction plans and specifications for the tenant improvements shown on the plans attached hereto as Exhibit B-1 A (the “Phase I Tenant’s Plans”) and the outline specifications attached hereto as Exhibit B-2A (the “Phase I TI Outline Specifications”). All of such work described in the Phase I Tenant’s Plans and in the Phase I TI Outline Specifications shall be collectively referred to herein as the “Phase I Tenant’s Work”. Landlord and Tenant hereby approve the final draft set of Phase I Tenant’s Plans and the Phase I TI Outline Specifications. The costs of services of Tenant’s Architect shall be borne solely by Tenant. Tenant’s Architect (and Tenant’s Representatives) shall be allowed reasonable access to the Lot and the Premises during construction to monitor Landlord’s compliance with the terms and provisions of this Lease. Attached as Exhibit S-1 is a schedule (the “Phase I Schedule”) setting forth the respective dates by which Landlord and Tenant anticipate that (i) the final set of the Phase I Tenant’s Plans shall have been delivered to and approved by Landlord, and (ii) certain portions of the Phase I Landlord’s Work and the Phase I Tenant’s Work shall be substantially completed. The parties agree to cooperate with each other and to exercise reasonable efforts to complete the tasks described in the Phase I Schedule by the respective dates set forth therein.

Tenant shall deliver the final set of Phase I Tenant’s Plans in form ready for construction to Landlord consistent with the Phase I Schedule and not later than the Scheduled Tenant’s Design Completion Date, which date shall be extended for a period equal to the aggregate of delays caused by Landlord’s Delay. Landlord and Tenant hereby agree that the final set of the Phase I Tenant’s Plans shall be materially consistent with final draft sets attached hereto as Exhibits B-1A and B-2A. Upon receipt of the final set of the Phase I Tenant’s Plans, Landlord shall have five (5) business days following the delivery of the final set of the Phase I Tenant’s Plans to Landlord to approve such Phase I Tenant’s Plans or provide comments thereto or comments thereon, and any objection thereto or comments thereon by Landlord shall be provided to Tenant in writing in reasonable detail. If Landlord fails to approve, provide comments on, or object to, Tenant’s submission of the final set of the Phase I Tenant’s Plans within such five (5) business day period, then Landlord shall be deemed to have approved the submitted progress set of the Phase I Tenant’s Plan. The foregoing process shall be repeated until the final set of the Phase I Tenant’s Plans shall have been approved or deemed approved by Landlord, except that Landlord’s approval of any revisions to the Phase I Tenant’s Plans submitted in response to Landlord’s comments or objections shall be deemed given unless Landlord submits written comments or objections to Tenant within five (5) business days after receipt thereof. In its review of any set of the Phase I Tenant’s Plans submitted by Tenant, Landlord may not raise any objections to or request modifications of any element of the Phase I Tenant’s Plans which were reflected or shown on or are materially consistent with any prior set of the Phase I Tenant’s Plans approved or deemed approved by Landlord. In all cases, Landlord and Tenant shall use reasonable efforts to reach agreement on the final set of Phase I Tenant’s Plans as soon as practicable. In reaching such agreement, subject to the foregoing, Landlord and Tenant shall each approve portions of Phase I Tenant’s Plans that are acceptable and shall note their respective comments or objections to the portions that are unacceptable to each of them so as to enable Landlord to continue construction and order materials in a timely manner.

All revisions and modifications to the final set of Phase I Tenant’s Plans shall be made within ten (10) business days by Tenant and revised sets of the Phase I Tenant’s Plans shall be forthwith furnished to Landlord upon Tenant’s receipt thereof. Landlord and Tenant hereby further agree to acknowledge in writing when final approval by Landlord and Tenant of the final Phase I Tenant’s Plans has occurred. No changes or modifications to the Phase I Tenant’s Plans or Phase I Tenant’s Work being constructed by Landlord pursuant thereto shall be made without Tenant’s written consent, such consent not to be unreasonably withheld or delayed by Tenant.

Landlord and Tenant shall cooperate during the above time periods so that each party makes the other aware of their progress with respect to the foregoing plans, selections and pricing, as well as timing, availability or cost constraints of Tenant’s selections or specifications and proposed alternates.

Landlord shall cause the Premises to be completed in accordance with the Phase I Landlord’s Plans and Phase I Tenant’s Plans, except as provided herein, all of such work to be performed at Landlord’s sole cost and expense by Landlord’s general contractor, Gutierrez Construction Co., Inc., or another general contractor reasonably approved by Tenant (“Landlord’s General Contractor”). Tenant may request changes to the Phase I Landlord’s Work or the Phase I Tenant’s Work by altering, adding to, or deducting from the Phase I Landlord’s Work or the Phase I Tenant’s Work as depicted in the final Phase I Landlord’s Plans or Phase I Tenant’s Plans, as applicable (each such requested change is referred to herein as a “Change Order”). A Change Order requested by Tenant in the Phase I Landlord’s Work or in the Phase I Tenant’s Work which affects the Phase I Landlord’s Work and/or the Phase I Tenant’s Work may result in a Tenant Delay, in which case Landlord shall notify Tenant in writing in accordance with Section 3.2. In addition, Landlord agrees to provide Tenant, upon Tenant’s request, with sufficient itemization and back-up documentation to facilitate analysis and to confirm the cost (or cost savings) of any such changes in the Phase I Landlord’s Work or the Phase I Tenant’s Work initiated by Tenant. Tenant shall pay to Landlord an amount equal to the actual Cost (as defined in Section 3.1.1 hereof), if any, of any such Change Order initiated by Tenant, less any appropriate credits for any of the Phase I Landlord’s Work and/or Phase I Tenant’s Work deleted and application of any allowance pursuant to Exhibit R attached hereto (if applicable), plus a contractor’s fee of three percent (3.0%) of such aggregate cost (hereinafter, the “Net Additional Cost of the Phase I Work”). The Net Additional Cost of the Phase I Work shall be due and payable to Landlord in the manner provided for in Section 3.1.1 and Section 3.1.2 hereof; provided, however, if Tenant achieves savings by virtue of a Change Order and the Net Additional Cost of the Phase I Work is less than $0 (i.e., if Landlord owes Tenant), then the actual amount of such savings shall, at Tenant’s election, be applied to the Phase I Additional Tenant’s Work (as defined below) or credited against the Base Rent first becoming due under this Lease until fully applied. Tenant agrees not to make changes to the Phase I Tenant’s Plans and the Phase I TI Outline Specifications that are materially inferior from the quality set forth in the Phase I Tenant’s Plans and the Phase I TI Outline Specifications in order to achieve savings. For purposes hereof, the term “Phase I Additional Tenant’s Work” shall mean such additional items (and associated costs) of Tenant’s Work included in the Phase I Tenant’s Plans identified on Exhibit B-8 attached hereto and made a part hereof as applicable to Phase I. The Phase I Additional Tenant’s Work, if elected by Tenant, shall be paid by Tenant to Landlord within thirty (30) days of receipt of a requisition therefor containing reasonable backup documentation evidencing the same, but in any event prior to the Term Commencement Date for Phase I, but shall not be deemed a Change Order, trigger any claim for a Tenant Delay, or be subject to the contractor’s fee described above.

B.            Phase II: Subject to and in accordance with the following provisions, Landlord shall fully construct the base building on a “turnkey basis” in accordance with the Preliminary Base Building Plans, including, without limitation, floor plans, elevations and site plan(s) outlined in Exhibit B-3 attached hereto and made a part hereof (collectively, the “Phase II PBBP”) and the Base Building Outline Specifications attached hereto as Exhibit B-4 and made a part hereof (the “Phase II Outline Specifications”; all of such work described in the Phase II PBBP and in the Phase II Outline

Specifications, as the same may be supplemented or modified in accordance with the following provisions, shall be collectively referred to herein as the “Phase II Landlord’s Work”). In the event of differences between the Phase II PBBP or the Phase II Landlord’s Plans (as hereinafter defined) and the Phase II Outline Specifications, the Phase II Outline Specifications shall govern and control until the Phase II Landlord’s Plans (as hereinafter defined) are prepared. Landlord shall also fully construct the tenant improvements for Phase II on a “turnkey basis” in accordance with the Phase II Tenant’s Plans and the Phase II TI Outline Specifications, as such terms are defined below.

To permit Tenant’s Architect to prepare a complete set of construction plans and specifications for the tenant improvements shown on the plans attached hereto as Exhibit B-3A (the “Phase II Tenant’s Plans”) and the tenant improvements outline specifications attached hereto as Exhibit B-4A (the “Phase II TI Outline Specifications”) all of such work defined in the Phase II Tenant’s Plans and in the Phase II TI Outline Specifications shall be collectively referred to herein as the “Phase II Tenant’s Work”, Landlord shall, at Landlord’s sole cost and expense, cause to be prepared a complete set of final base building plans and construction drawings and specifications conforming in all material respects to the Phase II PBBP, such drawings and specifications to include a detail schedule of core base building finish items such as, but not limited to, carpets, doors, hardware, ceiling grids/tiles, lavatory fixtures, light fixtures, window blinds, lobby finishes and paint/wall coverings (collectively, the “Phase II Landlord’s Plans”). Landlord shall (and shall cause Symmes Maini and McKee Associates, Inc. or another architect selected by Landlord and reasonably approved by Tenant (“Landlord’s Architect”) to) work together with Tenant in order to achieve a design that meets the standard set forth below. In so doing, Landlord shall submit to Tenant progress sets of the Phase II Landlord’s Plans to Tenant for Tenant’s review in accordance with the next paragraph as soon as the same are available, and Landlord shall deliver the final Phase II Landlord’s Plans to Tenant on or before October 1, 2012. Landlord represents and warrants to Tenant that the Phase II Landlord’s Plans shall comply with all Legal Requirements and shall achieve a LEED rating of Gold Certified Core & Shell status under LEED 2009.

Upon receipt of any set (including the final set) of the Phase II Landlord’s Plans, Tenant shall have ten (10) business days following the delivery of the applicable set of the Phase II Landlord’s Plans to Landlord to approve such Phase II Landlord’s Plans or provide comments thereto or comments thereon, and any objection thereto or comments thereon by Tenant shall be provided to Landlord in writing in reasonable detail. If Tenant fails to approve, provide comments on, or object to, Landlord’s submission of a set of the Phase II Landlord’s Plans within such ten (10) business day period, then Tenant shall be deemed to have approved the submitted set of the Phase II Landlord’s Plans. The foregoing process shall be repeated until all of the Phase II Landlord’s Plans shall have been approved or deemed approved by Tenant, except that Tenant’s approval of any revisions to the Phase II Landlord’s Plans submitted in response to Tenant’s comments or objections shall be deemed given unless Tenant submits written comments or objections to Tenant within five (5) business days after receipt thereof. In all cases, Landlord and Tenant shall use reasonable efforts to reach agreement on the Phase II Landlord’s Plans as soon as practicable. In reaching agreement, subject to the foregoing, Landlord and Tenant shall each approve portions of the Phase II Landlord’s Plans that are in acceptable form and shall note their respective comments or objections to the portions that are unacceptable to each of them so as to enable Landlord to continue construction and order materials in a timely manner.

Landlord and Tenant hereby acknowledge and agree that, except as otherwise set forth herein, following approval by Landlord and Tenant (which shall be in writing as hereinafter provided), no amendments, modifications or changes shall be made to the Phase II Landlord’s Plans without Tenant’s prior written approval in each instance, which such approval shall not be unreasonably withheld or delayed provided that the proposed amendments, modifications or changes (i) are required by Legal Requirements, (ii) are non-material in nature, (iii) replace items with equivalent or better items and at all times equal to or better than those of the Phase II Outline Specifications, (iv) do not adversely affect the Premises, and/or (v) do not precipitate changes to the Phase II Tenant’s Plans.

Tenant shall submit the final Phase II Tenant’s Plans in form ready for construction for Landlord’s approval as hereinafter provided, which shall not be unreasonably withheld, conditioned or delayed and shall be given so long as the same are not incompatible with the Phase II Landlord’s Plans and the Phase II Outline Specifications and with the final draft sets of the Phase II Tenant’s Plans and Phase II TI Outline Specifications attached hereto as Exhibits B-3A and B-4A. Landlord and Tenant hereby approve the final draft set of Phase II Tenant’s Plans and the Phase II TI Outline Specifications. Tenant’s Architect (and Tenant’s Representatives) shall be actively involved in the design decisions and shall be allowed reasonable access to the Lot and the Premises during construction to monitor Landlord’s compliance with the terms and provisions of this Lease. Landlord and Tenant hereby further agree that Tenant shall be solely responsible for coordinating with Tenant’s Architect for the timely preparation of the final Phase II Tenant’s Plans in accordance with the terms and provisions of this Section 3.1. Attached as Exhibit S-2 is a schedule (the “Phase II Schedule”) setting forth the respective dates by which Landlord and Tenant anticipate that (i) final sets of the Phase II Landlord’s Plans shall have been delivered to and approved by Tenant, (ii) progress and final sets of the Phase II Tenant’s Plans shall have been delivered to and approved by Landlord, and (iii) certain portions of the Phase II Landlord’s Work and the Phase II Tenant’s Work shall be substantially completed. The parties agree to cooperate with each other and to exercise reasonable efforts to complete the tasks described in the Phase II Schedule by the respective dates set forth therein.

Tenant shall deliver the final Phase II Tenant’s Plans in form ready for construction to Landlord consistent with the Phase II Schedule and not later than the Phase II Scheduled Tenant’s Design Completion Date, which date shall be extended for a period equal to the aggregate of delays caused by Landlord’s Delay, provided, however, that (i) Tenant furnishes to Landlord by September 6, 2012 all information relating to changes in the structural steel (i.e. rooftop equipment, floor and roof openings, and other equipment exceeding 100 psf live load), and (ii) Tenant furnishes to Landlord by not later than January 1, 2013 all information relating to changes or additions to Exhibit B-3 and Exhibit B-4, each of which dates shall be extended for a period equal to the aggregate of delays caused by Landlord’s Delay. Landlord shall promptly notify Tenant of any long lead items that have a lead time for four (4) weeks or greater. Upon receipt of the final set of the Phase II Tenant’s Plans, Landlord shall have five (5) business days following the delivery of the final set of the Phase II Tenant’s Plans to Landlord to approve such Phase II Tenant’s Plans or provide comments thereto or comments thereon, and any objection thereto or comments thereon by Landlord shall be provided to Tenant in writing in reasonable detail. If Landlord fails to approve, provide comments on, or object to, Landlord’s submission of a set of the Phase II Tenant’s Plans within such five (5) business day period, then Landlord shall be deemed to have approved the final set of the Phase II Tenant’s Plans. The foregoing process shall be repeated until the final Phase II Tenant’s Plans shall have been approved or deemed approved by Landlord, except that Landlord’s approval of any revisions to the Phase II Tenant’s Plans submitted in response to Landlord’s comments or objections shall be deemed given unless Landlord submits written comments or objections to Tenant within five (5) business days after receipt thereof. In its review of the final set of the Phase II Tenant’s Plans submitted by Tenant, Landlord may not raise any objections to or request modifications of any element of the Phase II Tenant’s Plans which were reflected or shown on or are materially consistent with any prior set of the Phase II Tenant’s Plans approved or deemed approved by Landlord. In all cases, Landlord and Tenant shall use reasonable efforts to reach agreement on the final set of Phase II Tenant’s Plans as soon as practicable. In reaching such agreement, subject to the foregoing, Landlord and Tenant shall each approve portions of Phase II Tenant’s Plans that are acceptable and shall note their respective comments or objections to the portions that are unacceptable to each of them so as to enable Landlord to continue construction and order materials in a timely manner.

All revisions and modifications to the final set of Phase II Tenant’s Plans shall be made within ten (10) business days by Tenant and revised sets of the Phase II Tenant’s Plans shall be forthwith furnished to Landlord upon Tenant’s receipt thereof. Landlord and Tenant hereby further agree to acknowledge in writing when final approval by Landlord and Tenant of the final Phase II Tenant’s Plans has occurred. No changes or modifications to the Phase II Tenant’s Plans or Tenant’s Work being constructed by Landlord pursuant thereto shall be made without Tenant’s written consent, such consent not to be unreasonably withheld or delayed by Tenant.

If Tenant does not require full “turnkey” buildout of the improvements shown on the Phase II Tenant’s Plans or if Tenant chooses to value engineer the Phase II Tenant’s Work and/or the Phase II/III Connector comprising a portion of the Phase II Landlord’s Work, Landlord and Tenant agree that any “savings” associated with any items of the Phase II Landlord’s Work and/or the Phase II Tenant’s Work deleted shall be credited to Tenant to be applied to other costs relating to the Premises (or in the absence of such other costs, credited against the Base Rent first becoming due for Phase II until fully applied), so long as written notice is received by Landlord prior to the Scheduled Tenant’s Design Completion Date, which date shall be extended for a period equal to the aggregate of delays caused by Landlord’s Delay. Landlord agrees to provide Tenant, upon Tenant’s request, with sufficient itemization and back-up documentation to facilitate analysis and to confirm the cost savings resulting from Tenant’s actions under this paragraph. Landlord shall have fifteen (15) days after final approval of the Phase II Tenant’s Plans and Landlord’s receipt of final and complete sets of approved Phase II Tenant’s Plans, which such final approval has been acknowledged in writing by Landlord and Tenant as aforesaid, to price the Cost of Phase II Tenant’s Work in accordance with the last paragraph of Section 3.1.1.

Landlord and Tenant shall cooperate during the above time periods so that each party makes the other aware of their progress with respect to the foregoing plans, selections and pricing, as well as timing, availability or cost constraints of Tenant’s selections or specifications and proposed alternates.

Landlord shall cause the Premises to be completed in accordance with the Phase II Landlord’s Plans and Phase II Tenant’s Plans, except as provided herein, all of such work to be performed at Landlord’s sole cost and expense by Landlord’s General Contractor. After final approval or deemed approval of the Phase II Landlord’s Plans and the Phase II Tenant’s Plans by Landlord and Tenant, Tenant may request one or more Change Orders. A Change Order requested by Tenant in the Phase II Landlord’s Work or in the Phase II Tenant’s Work which affects the Phase II Landlord’s Work and/or the Phase II Tenant’s Work may result in a Tenant Delay, in which case Landlord shall notify Tenant in writing in accordance with Section 3.2. In addition, Landlord agrees to provide Tenant, upon Tenant’s request, with sufficient itemization and back-up documentation to facilitate analysis and to confirm the cost (or cost savings) of any such changes in the Phase II Landlord’s Work or the Phase II Tenant’s Work initiated by Tenant. Tenant shall pay to Landlord an amount equal to the actual Cost, if any, of any such Change Order initiated by Tenant, less any appropriate credits for any of the Phase II

Landlord’s Work and/or Phase II Tenant’s Work deleted and application of any allowance pursuant to Exhibit R attached hereto (if applicable and to the extent any such allowance remains following the application thereof for the construction of Phase I above in Paragraph A), plus a contractor’s fee of three percent (3.0%) of such aggregate cost (hereinafter, the “Net Additional Cost of the Phase II Work”). The Net Additional Cost of the Phase II Work shall be due and payable to Landlord in the manner provided for in Section 3.1.1 and Section 3.1.2 hereof; provided, however, if Tenant achieves savings by virtue of a Change Order and the Net Additional Cost of the Phase II Work is less than $0 (i.e., if Landlord owes Tenant), then the actual amount of such savings shall, at Tenant’s election, be applied to the Phase II Additional Tenant’s Work (as defined below) or credited against the Base Rent first becoming due for Phase II until fully applied. Tenant agrees not to make changes to the Phase II Tenant’s Plans and the Phase II TI Outline Specifications that are materially inferior from the quality set forth in the Phase II Tenant’s Plans and the Phase II TI Outline Specifications in order to achieve savings. For purposes hereof, the term “Phase II Additional Tenant’s Work” shall mean such additional items (and associated costs) of Tenant’s Work included in the Phase II Tenant’s Plans identified on Exhibit B-8 attached hereto and made a part hereof as applicable to Phase II. The Phase II Additional Tenant’s Work, if elected by Tenant, shall be paid by Tenant to Landlord within thirty (30) days of receipt of a requisition therefor containing reasonable back up documentation evidencing the same, but in any event prior to the Term Commencement Date for Phase II, but shall not be deemed a Change Order, trigger any claim for a Tenant Delay or be subject to the contractor’s fee described above. The Cost of constructing the Phase II/III connector as shown on the Phase II Landlord’s Plans in excess of the allowance of $172 per Rentable Square Foot shall be paid by Tenant to Landlord in the same manner as an additional component of the Net Additional Cost of the Phase II Work, as further outlined in Exhibit B-7. Notwithstanding the foregoing, Landlord agrees to permit Tenant to apply the $2,087,000 allowance shown as the “Phase II Second Floor Allowance” on the Phase II Tenant’s Plans and Phase II TI Outline Specifications to be applied towards excess costs due from Tenant hereunder as Net Additional Cost of the Phase II Work; provided, however, Tenant covenants and agrees to make additional improvements within the Phase II Tenant’s Work in substantial conformity with the quality of the finishes to be located on floors three to six of the Phase II Building if Tenant elects to construct offices in such area on the second floor, or in substantial conformity with the quality of the finishes to be located in the lab portion of the Phase I Building if Tenant elects to construct lab space in such area on the second floor. In the event that the foregoing additional improvements are not made by Tenant on or before January 1, 2018, then Tenant shall post a letter of credit in the amount of $2,087,000 to secure Tenant’s obligation to make such improvements, which such letter of credit shall remain in full force and effect until the earlier to occur of: (i) Tenant completes the additional improvements on the second floor consistent with the foregoing standards; or (ii) Tenant reimburses Landlord the amount of the allowance previously provided to Tenant, or $2,087,000.00, but in any event prior to the expiration of the Term, or earlier termination thereof. The requirements for the issuance of a letter of credit shall be in substantial compliance with Article XI hereof, as the context so requires.

In connection with the construction of Phase II, Tenant acknowledges that the construction of Phase II may generate certain ordinary levels of construction-related noise and inconveniences and disruptions. Landlord shall cause all work undertaken by Landlord to be performed in a good and workmanlike manner in accordance with appropriate industry standards of professional care and in compliance with all Legal Requirements, including, without limitation, any and all health, safety and noise ordinances of the Town of Burlington and restrictions requiring that construction and demolition work only be performed on certain days and during certain hours. Also, at least ten (10) days prior to commencing any work on Phase II involving any inconvenience to Phase I or any parking appurtenant thereto, Landlord shall prepare and submit to Tenant, for Tenant’s commercially reasonable comments, a CMP (as such term is defined in Exhibit U) for the construction of Phase II. Landlord and Tenant agree to adhere to the provisions of numbered paragraphs 2 and 3 pertaining to the CMP in Exhibit U (modified as the context so requires for Phase II) with respect to the construction of Phase II.

C.            Phase III: Subject to and in accordance with the following provisions, Landlord shall fully construct the base building on a “turnkey basis” in accordance with the Preliminary Base Building Plan, including, without limitation, floor plans, elevations and site plan(s) outlined in Exhibit B-5 attached hereto and made a part hereof (collectively, the “Phase III PBBP”) and the Base Building Outline Specification attached hereto as Exhibit B-6 , and made a part hereof (collectively, the “Phase III Outline Specifications”; all of such work described in the Phase III PBBP and in the Phase III Outline Specifications, as the same may be supplemented or modified in accordance with the following provisions, shall be collectively referred to herein as the “Phase III Landlord’s Work”). In the event of differences between the Phase III PBBP or the Phase III Landlord’s Plans (as hereinafter defined) and the Phase III Outline Specifications, the Phase III Outline Specifications shall govern and control until the Phase III Landlord’s Plans (as hereinafter defined) are prepared. Landlord represents and warrants to Tenant that the Phase III Landlord’s Plans shall comply with all Legal Requirements and shall achieve a LEED rating of Gold Certified Core & Shell status under LEED 2009.

Tenant acknowledges that the free standing parking structure depicted on Exhibit A-7 is subject only to Tenant’s review of the aesthetics and capacity thereof and Landlord warrants that it shall be constructed in substantial conformance to Exhibit A-7.

Landlord shall construct the tenant improvements on a “cost-plus basis” in accordance with the Phase III Tenant’s Plans and Phase III TI Outline Specifications, as such terms are defined below.

To permit Tenant’s Architect to prepare a complete set of construction plans (the “Phase III Tenant’s Plans”) and specifications (the “Phase III TI Outline Specifications”) for all of the tenant improvements for Phase III (all of such work described on the Tenant’s Phase III Plans and in the Phase III TI Outline Specifications shall be collectively referred to herein as the “Phase III Tenant’s Work”), Landlord shall, at Landlord’s sole cost and expense, cause to be prepared a complete set of final base building plans and construction drawings and specifications conforming in all material respects to the Phase III PBBP, such drawings and specifications to include a detail schedule of core base building finish items such as, but not limited to, carpets, doors, hardware, ceiling grids/tiles, lavatory fixtures, light fixtures, window blinds, lobby finishes and paint/wall coverings (collectively, the “Phase III Landlord’s Plans”). Landlord shall (and shall cause Landlord’s Architect to) work together with Tenant in order to achieve a design that meets the standard set forth below. In doing so, Landlord shall submit progress sets of the Phase III Landlord’s Plans to Tenant as soon as the same are available, and Landlord shall deliver the final Phase III Landlord’s Plans to Tenant not later than fifteen (15) months prior to the Scheduled Term Commencement Date for Phase III.

Upon receipt of any set (including the final set) of the Phase III Landlord’s Plans, Tenant shall have ten (10) business days following the delivery of the applicable set of the Phase III Landlord’s Plans to Tenant to approve such Phase III Landlord’s Plans or provide comments thereto or comments thereon, and any objection thereto or comments thereon by Tenant shall be provided to Landlord in writing in reasonable detail. If Tenant fails to approve, provide comments on, or object to, Landlord’s submission of a set of the Phase III Landlord’s Plans within such ten (10) business day period, then Tenant shall be deemed to have approved the submitted set of the Phase III Landlord’s Plans. The foregoing process shall be repeated until all of the Phase III Landlord’s Plans shall have been approved or deemed approved by Tenant, except that Tenant’s approval of any revisions to the Phase III Landlord’s Plans submitted in response to Tenant’s comments or objections shall be deemed given unless Tenant submits written comments or objections to Landlord within five (5) business days after receipt thereof. In all cases, Landlord and Tenant shall use reasonable efforts to reach agreement on the Phase III Landlord’s Plans as soon as practicable. In reaching agreement, Landlord and Tenant shall each approve portions of the Phase HI Landlord’s Plans that are in acceptable form and shall note their respective comments or objections to the portions that are unacceptable to each of them so as to enable Landlord to continue construction and order materials in a timely manner.

Landlord and Tenant hereby acknowledge and agree that, except as otherwise set forth herein, following approval by Landlord and Tenant (which shall be in writing as hereinafter provided), no amendments, modifications or changes shall be made to the Phase III Landlord’s Plans without Tenant’s prior written approval in each instance, which such approval shall not be unreasonably withheld or delayed provided that the proposed amendments, modifications or changes (i) are required by Legal Requirements, (ii) are non-material in nature, (iii) replace items with equivalent or better items and at all times equal to or better than that of the Phase III Outline Specifications, (iv) do not adversely affect the Premises, and/or (v) do not precipitate changes to the Phase III Tenant’s Plans.

Tenant shall submit the Phase III Tenant’s Plans for Landlord’s approval as hereinafter provided, which shall not be unreasonably withheld, conditioned or delayed and shall be given so long as the same are not incompatible with the Phase III Landlord’s Plans and the Phase III Outline Specifications. Tenant’s Architect (and Tenant’s Representatives) shall be actively involved in the design decisions and shall be allowed reasonable access to the Lot and the Premises during construction to monitor Landlord’s compliance with the terms and provisions of this Lease. Landlord and Tenant hereby further agree that Tenant shall be solely responsible for coordinating with Tenant’s Architect for the timely preparation of the Phase III Tenant’s Plans in accordance with the terms and provisions of this Section 3.1. Attached as Exhibit S-3 is a schedule (the “Phase III Schedule”) setting forth the respective dates by which Landlord and Tenant anticipate that (i) progress and final sets of the Phase III Landlord’s Plans shall have been delivered to and approved by Tenant, (ii) progress and final sets of the Phase III Tenant’s Plans shall have been delivered to and approved by Landlord, and (iii) certain portions of the Phase III Landlord’s Work and the Phase III Tenant’s Work shall be substantially completed. The parties agree to cooperate with each other and to exercise reasonable efforts to complete the tasks described in the Phase III Schedule by the respective dates set forth therein.

Tenant shall deliver the Phase III Tenant’s Plans to the Landlord consistent with the Phase III Schedule and not later than the Phase III Scheduled Tenant’s Design Completion Date, provided, however, that (i) Tenant furnishes to Landlord sixteen (16) months prior to the Scheduled Term Commencement Date all information relating to changes in the structural steel (i.e. rooftop equipment, floor and roof openings, and other equipment exceeding 100 psf live load), and (ii) Tenant furnishes to Landlord by not later than sixteen (16) months prior to the Phase III Scheduled Term Commencement Date all information relating to changes or additions to Exhibit B-5 and Exhibit B-6, each of which dates shall be extended for a period equal to the aggregate of delays caused by Landlord’s Delay. Tenant shall permit Landlord to, and Landlord shall, review and provide any comments or objections during the preparation of progress sets of the Phase III Tenant’s Plans. Landlord shall promptly notify Tenant of any long lead items that have a lead time for four (4) weeks or greater. Upon receipt of any set

(including the final set) of the Phase III Tenant’s Plans, Landlord shall have five (5) business days following the delivery of the applicable set of the Phase III Tenant’s Plans to Landlord to approve such Phase III Tenant’s Plans or provide comments thereto or comments thereon, and any objection thereto or comments thereon by Landlord shall be provided to Tenant in writing in reasonable detail. If Landlord fails to approve, provide comments on, or object to, Landlord’s submission of a set of the Phase III Tenant’s Plans within such five (5) business day period, then Landlord shall be deemed to have approved the submitted progress set of the Phase III Tenant’s Plans. If any of the Phase III Tenant’s Plans are disapproved by Landlord, Landlord shall provide Tenant with reasonably detailed reasons for such disapproval and the foregoing process shall be repeated until all of the Phase III Tenant’s Plans shall have been approved or deemed approved by Landlord, except that Landlord’s approval of any revisions to the Phase III Tenant’s Plans submitted in response to Landlord’s comments or objections shall be deemed given unless Landlord submits written comments or objections to Tenant within five (5) business days after receipt thereof. In its review of any set of the Phase III Tenant’s Plans submitted by Tenant, Landlord may not raise any objections to or request modifications of any element of the Phase III Tenant’s Plans which were reflected or shown on or are materially consistent with any prior set of the Phase III Tenant’s Plans approved or deemed approved by Landlord. In all cases, Landlord and Tenant shall use reasonable efforts to reach agreement on the Phase III Tenant’s Plans as soon as practicable. In reaching such agreement, subject to the foregoing, Landlord and Tenant shall each approve portions of Phase III Tenant’s Plans that are acceptable and shall note their respective comments or objections to the portions that are unacceptable to each of them so as to enable Landlord to continue construction and order materials in a timely manner.

All revisions and modifications to the Phase III Tenant’s Plans shall be made within ten (10) business days by Tenant and revised sets of the Phase III Tenant’s Plans shall be forthwith furnished to Landlord upon Tenant’s receipt thereof. Landlord and Tenant hereby further agree to acknowledge in writing when final approval by Landlord and Tenant of the final Phase III Tenant’s Plans has occurred. No changes or modifications to the Phase III Tenant’s Plans or Phase III Tenant’s Work being constructed by Landlord pursuant thereto shall be made without Tenant’s written consent, such consent not to be unreasonably withheld or delayed by Tenant.

If Tenant chooses to value engineer the Phase III Tenant’s Work, Landlord and Tenant agree that any “savings” associated with any items of the Phase III Tenant’s Work deleted shall be credited to Tenant to be applied to other costs relating to the Premises (or in the absence of such other costs, credited against the Base Rent first becoming due for Phase III until fully applied), so long as written notice is received by Landlord on or before procurement of said item and Landlord reasonably agrees with any such “savings” calculation. Landlord agrees to provide Tenant, upon Tenant’s request, with sufficient itemization and back-up documentation to facilitate analysis and to confirm the cost savings resulting from Tenant’s actions under this paragraph. Landlord shall have fifteen (15) days after final approval of the Phase III Tenant’s Plans and Landlord’s receipt of final and complete sets of approved the Phase III Tenant’s Plans, which such final approval has been acknowledged in writing by Landlord and Tenant as aforesaid, to price the cost of the Phase III Tenant’s Work in accordance with the last paragraph of Section 3.1.1.

Landlord and Tenant shall cooperate during the above time periods so that each party makes the other aware of their progress with respect to the foregoing plans, selections and pricing, as well as timing, availability or cost constraints of Tenant’s selections or specifications and proposed alternates.

Landlord shall cause the Premises to be completed in accordance with the Phase III Landlord’s Plans and the Phase III Tenant’s Plans, except as provided herein, all of such work to be performed by Landlord’s General Contractor. The Phase III Landlord’s Work shall be performed at Landlord’s sole cost and expense. After final approval or deemed approval of the Phase III Landlord’s Plans and the Phase III Tenant’s Plans by Landlord and Tenant, Tenant may request one or more Change Orders. A Change Order requested by Tenant in the Phase III Landlord’s Work and/or in the Phase III Tenant’s Work which affects the Phase III Landlord’s Work and/or the Phase III Tenant’s Work may result in a Tenant Delay, in which case, Landlord shall notify Tenant in writing in accordance with Section 3.2. In addition, Landlord agrees to provide Tenant, upon Tenant’s request, with sufficient itemization and back-up documentation to facilitate analysis and to confirm the cost (or cost savings) of any such changes in the Phase III Landlord’s Work or the Phase III Tenant’s Work initiated by Tenant. Tenant shall pay to Landlord an amount equal to the actual Cost, if any, of any such Change Order initiated by Tenant, less any appropriate credits for any of the Phase III Landlord’s Work or Phase III Tenant’s Work deleted and application of any allowance pursuant to Exhibit R attached hereto (if applicable and to the extent any such allowance remains following the application thereof for the construction of Phase I above in Paragraph A and in Phase II above in Paragraph B), plus a contractor’s fee of three percent (3%) of such aggregate cost (hereinafter, the “Net Additional Cost of the Phase III Work”). The Net Additional Cost of the Phase III Work shall be due and payable to Landlord in the manner provided for in Section 3.1.1 and Section 3.1.2 hereof; provided, however, if Tenant achieves savings by virtue of a Change Order and the Net Additional Cost of the Phase III Work is less than $0 (i.e., if Landlord owes Tenant), then the actual amount of such savings shall be credited against the Base Rent first becoming due for Phase III until fully applied. Tenant agrees not to make changes to the Phase III Tenant’s Plans and Phase III TI Outline Specifications that are materially inferior from the quality set forth in the Phase III Tenant’s Plans and Phase III TI Outline Specifications in order to achieve savings.

Notwithstanding the foregoing or any language to the contrary set forth in this Paragraph C of Section 3.1, in no event shall Landlord’s Costs for the Phase III Tenant’s Work (i.e., the tenant improvement work for Phase III) exceed $50 per Rentable Square Foot of the Phase III portion of the Premises. Any amounts above $50 per Rentable Square Foot for the Phase III Tenant’s Work shall be due and payable by Tenant as an additional component included in the Net Additional Cost of the Phase III Work.

3.1.1. ADDITIONAL CONSTRUCTION RELATED PROVISIONS.

For purposes hereof, the provisions of this Section 3.1.1 (and the remainder of Article III hereof) shall apply on a per Phase basis, as applicable per Paragraphs A-C above and as the context so requires, unless expressly provided herein to the contrary. Accordingly, the Phase I Landlord’s Work, the Phase II Landlord’s Work and the Phase III Landlord’s Work is referred to herein individually and/or collectively as the “Landlord’s Work”; the Phase I Tenant’s Work, the Phase II Tenant’s Work and the Phase III Tenant’s Work is referred to herein individually and/or collectively as the “Tenant’s Work”; the Phase I Landlord’s Plans, the Phase II Landlord’s Plans and the Phase III Landlord’s Plans are referred to herein individually and/or collectively as the “Landlord’s Plans”; the Phase I Tenant’s Plans, the Phase II Tenant’s Plans and the Phase III Tenant’s Plans are referred to herein individually and/or collectively as the “Tenant’s Plans”; and the Net Additional Cost of the Phase I Work, the Net Additional Cost of the Phase II Work and the Net Additional Cost of the Phase III Work are referred to herein individually and/or collectively as the “Net Additional Cost of the Work”).

As aforesaid, Landlord and Tenant agree that Landlord’s General Contractor will construct the Phase III Tenant’s Work and the costs associated therewith shall be charged to Tenant at Cost, plus a contractor’s fee of three percent (3.0%) of such aggregate cost.

Any changes following final approval of the Tenant’s Plans requested by Tenant shall be initiated by Tenant pursuant to the aforesaid Change Order process. In order to provide for payment by Tenant of the Phase III Tenant’s Work, the Net Additional Cost of the Work, and any additional Costs due to Change Orders provided for hereunder (which such Change Orders shall include a contractor’s fee of three percent (3.0%) of such increased costs), Tenant expressly covenants with Landlord that Tenant agrees to pay any amounts due within thirty (30) days of receipt of a requisition therefore containing reasonable back up documentation evidencing the same, but in any event prior to the applicable Term Commencement Date hereunder. All extra work requested by Tenant shall be completed in an “open book” basis with detailed backup from Landlord’s general contractor and Landlord’s general contractor’s subcontractors indicating that the cost of such is in accordance with this Lease.

Tenant and Tenant’s Architect shall have the opportunity to inspect the subject work and to confirm the certification by Landlord’s architect provided under Section 3.2, and any disputes following such inspection(s) shall be determined pursuant to Section 3.6 hereof.

For purposes hereof, Landlord and Tenant further agree that the certification of Cost by Gutierrez Construction Co., Inc. shall be based on the definition of Cost as more particularly set forth in Exhibit L hereto. Any changes to the Landlord’s Plans after the approval thereof as set forth in Section 3.1 above shall be in accordance with the form of Work Change Order attached hereto as Exhibit K.

3.1.2. TENANT’S CONSTRUCTION WORK.

Tenant agrees that any construction not included in Landlord’s Plans or Tenant’s Plans, which such construction shall be performed by Tenant, at Tenant’s sole cost, and by Tenant and/or its contractors (hereinafter referred to as “Tenant’s Construction Work”), which may include, for example, Tenant’s installation of furnishings, lab equipment, IT/MIS, security and later changes or additions, shall be completed by and coordinated with any work being performed by Landlord and not materially damage the Premises or Lot or materially interfere with the operation of the Building or with any of Landlord’s construction work hereunder, including but not limited to the construction of the Landlord’s Work and Tenant’s Work. Tenant (including its contractors, agents or employees) shall have access to the Premises and may perform Tenant’s Construction Work prior to the Scheduled Term Commencement Date and prior to the commencement of the Term so as to prepare the Premises for occupancy by Tenant (“Pre-Occupancy”), provided that (i) Tenant’s contractors, agents or employees cooperate with Landlord’s general contractor, (ii) reasonable prior written notice is given to Landlord’s general contractor specifying the work to be done, and (iii) no work, as reasonably determined by Landlord, shall be done or fixtures or equipment installed by Tenant in such manner as to materially interfere with the completion of Landlord’s Work and the Tenant’s Work being done by or for Landlord on the Premises. During the period of preoccupancy of the Premises by Tenant in connection with Tenant’s Construction Work prior to the commencement of the Term, no Base Rent or additional rent or other charges (including, without limitation, utilities) shall accrue or be payable, but otherwise such preoccupancy shall be subject to all the terms, covenants and conditions contained in this Lease. Tenant shall have the right to use and select its own contractors and subcontractors, and to use union or nonunion labor, in the performance of Tenant’s Construction Work.

3.2. PREPARATION OF PREMISES FOR OCCUPANCY.

Landlord shall perform the construction work set forth in the Landlord’s Plans and the Tenant’s Plans, and, therefore, Landlord agrees to have the Premises ready for occupancy on the Scheduled Term Commencement Date, specifically by Phase as provided in Section 1.1 above.

Landlord and Tenant agree that time is of the essence, and Landlord agrees to use diligent efforts to accelerate construction to make up for time lost due to any delay. Unless sooner terminated by Tenant pursuant to the provisions of Section 3.2, the Term of this Lease shall commence on the date the Premises (specifically Phase I (or Stage One included within Phase I pursuant to Section 3.2.1 below), Phase II and Phase III) are deemed ready for occupancy as set forth below (the “Term Commencement Date”).

The Premises shall be deemed “ready for occupancy” on the earlier of:

(a)                                 the date on which Tenant occupies all or any portion of the Premises for the Permitted Uses (except this shall not include periods of Pre-Occupancy by Tenant as set forth in Section 3.1.2) provided that all parking spaces are available to Tenant on such date; or

(b)                                 the date on which the construction of all of the Landlord’s Work and the Tenant’s Work has been completed except for Punch List Work, as defined below, and (2) Landlord has delivered to Tenant copies of all permits and approvals (the “Permits”) required to be obtained from any governmental agency either in connection with the (i) construction of the Building, or (ii) prior to occupancy of the Premises by Tenant, including, without limitation, a permanent certificate of occupancy from the Town of Burlington or a temporary certificate of occupancy from the Town of Burlington which allows Tenant to use and occupy the Premises, and which temporary certificate of occupancy is not conditional on the performance of any work other than the Punch List Work as defined below, except that such Permits shall not be required as a condition of Substantial Completion if Landlord is unable to secure the same due solely to Tenant’s failure to complete Tenant’s Construction Work as specified in Section 3.1.2 above (which such date, subject to additional terms and provisions of this Section 3.2, shall hereinafter be referred to as the date of “Substantial Completion” or which such work shall hereinafter be referred to as “Substantially Completed”). In any event, notwithstanding the achievement of Substantial Completion, all Punch List Work shall be completed by no later than thirty (30) days after the date of Substantial Completion, except as hereinafter provided.

An AIA Certificate of Substantial Completion by the Landlord’s architect and approved by Tenant’s Architect (which such Certificate shall be in the form attached hereto as Exhibit C-1), shall evidence the Landlord’s determination that it has performed all such obligations, except for completing the landscaping work and completing the final paving course, and minor items stated in such Certificate to be incomplete or not in conformity with such requirements, or will not materially interfere with Tenant’s use or occupancy of the Premises and all of which work shall be identified and specified in the

Certificate of Substantial Completion (collectively such landscaping work, finish paving course work and minor items of work and adjustment of equipment and fixtures which can be completed after occupancy without causing unreasonable interference with Tenant’s use of the Premises, or a system of the Premises necessary for Tenant to occupy and use the Premises as intended from fully operating or functioning, or create any occupational safety hazard, as well as LEED commissioning and associated documentation for the LEED status required hereunder, are collectively referred to herein as the “Punch List Work”) shall be promptly completed. Tenant shall have the right within thirty (30) days after Tenant’s receipt of said Certificate of Substantial Completion to notify Landlord of its disagreement with said Certificate and to identify additional items of Punch List Work, all of which shall be completed by Landlord within thirty (30) days after notice thereof from Tenant.

If weather materially and adversely interferes with Landlord’s ability to finish the final course of paving and outside work or such other Punch List Work, which such work does not materially interfere with Tenant’s occupancy, and the operation of Tenant’s business (including Tenant’s parking), said work can be completed by Landlord reasonably thereafter, so long as such delay does not and will not interfere with or prevent Landlord from obtaining a certificate of occupancy upon completion of all other work herein described, and in any event as soon as weather conditions permit.

Notwithstanding the foregoing, in the event that the Punch List Work is not completed by Landlord on or before such date which is three (3) months (but six (6) months for weather dependent activities) following the date of Substantial Completion, then Tenant shall have the right, but not the obligation, to complete the Punch List Work and charge the Landlord the difference, if any, between the costs reasonably incurred by Tenant in completing the same, provided that at least thirty (30) days prior written notice has been provided to Landlord, its mortgagee (of whose address Tenant has been given written notice) and The Gutierrez Company (as guarantor under the Guaranty of Completion to be furnished to Tenant upon execution of this Lease, such guaranty to be in the form attached hereto as Exhibit 0) and Landlord shall have not cured the same (or commenced to cure and is not prosecuting curing of the same to completion with due diligence). Landlord agrees to reimburse Tenant pursuant to the provisions of 10.10(b) hereof and Tenant shall be entitled to such offset rights as set forth therein.

After Landlord has completed all Landlord’s Work and Tenant’s Work, including all Punch List Work, Landlord’s architect shall forward to Tenant its Certificate of Final Completion, such Certificate to be in the form attached hereto as Exhibit C-2. In addition, promptly after completion of all such work, including all Tenant’s Construction Work by Tenant, Landlord shall forward to Tenant a final certificate of occupancy from the Town of Burlington.

The phrase “Tenant’s Delay” shall mean the aggregate number of days (excluding any days of delay caused by or resulting from Landlord’s Delay or Force Majeure ) equal to the number of days that the Landlord is actually delayed in completing its construction by the Scheduled Term Commencement Date and which cannot reasonably be mitigated by Landlord in good faith, using due diligence, through re-coordination of Landlord’s work forces, due to (i) the failure of the Tenant to deliver the Tenant’s Plans (or modifications thereto) to Landlord on the dates established pursuant to Section 3.1 hereof, or in a form ready for construction or in a form compatible to the final draft set of plans and specifications attached to this Lease pursuant to Section 3.1 hereof, or (ii) a delay caused by Tenant performing the Tenant’s Construction Work pursuant to Section 3.1.2 hereof, or (iii) a delay or stoppage requested in writing by Tenant, or (iv) Change Orders requested by Tenant pursuant to Section 3.1 hereof, or (vi) delays by Tenant in timely responding to submissions of Landlord’s Plans pursuant to Section 3.1 hereof. In the event of any Tenant’s Delay, the Term Commencement Date shall be deemed to have occurred on the date, as certified by Landlord and its architect, and agreed upon by Tenant’s Architect, that Substantial Completion would have occurred had there not occurred such Tenant’s Delay, calculated by determining the number of days of Tenant’s Delay as aforesaid, giving consideration to Landlord’s obligation under the second paragraph of this Section 3.2 to accelerate to make up for time lost due to any delays. Landlord agrees to promptly provide Tenant with written notice of such Tenant’s Delay promptly after the occurrence of such Tenant’s Delay, such notice to include reasonable detail describing the cause of the delay as certified by Landlord’s architect. If Landlord fails to deliver to Tenant notice of a Tenant’s Delay within five (5) business days after Landlord becomes aware of such Tenant’s Delay, the time periods prior to the date that is five (5) business days before delivery of such notice will not constitute a Tenant’s Delay hereunder.

The phrase “Landlord’s Delay” shall mean the aggregate number of days (excluding any days of delay caused by or resulting from Tenant’s Delay or Force Majeure ) equal to the number of days that the Tenant is actually delayed in delivering Tenant’s Plans or otherwise complying with its obligations under this Article III due to the failure of the Landlord to deliver the Landlord’s Plans (or modifications thereto) to Tenant on the dates established pursuant to Section 3.1 hereof or in a form compatible to the final draft set of plans and specifications attached to this Lease pursuant to Section 3.1 hereof, or to timely respond to Tenant’s comments or objections to any Landlord’s Plans or Tenant’s Plans (or modifications thereto). Tenant agrees to promptly provide Landlord with written notice of such Landlord’s Delay promptly after the occurrence of such Landlord’s Delay. If Tenant fails to deliver to Landlord notice of a Landlord’s Delay within five (5) business days after Tenant becomes aware of such Landlord’s Delay, the time periods prior to the date that is five (5) business days before delivery of such notice will not constitute a Landlord’s Delay hereunder.

Should Landlord or Tenant dispute any claim of Landlord’s Delay or Tenant’s Delay, then such disagreement shall be resolved pursuant to the provisions of Section 3.6 hereof.

Notwithstanding the foregoing provisions, if the Premises are not deemed ready for occupancy on or before the Outside Delivery Date (as defined below) for whatever reason, Tenant may elect (i) to cancel this Lease at any time thereafter while the Premises are not deemed ready for occupancy by giving notice to Landlord of such cancellation which shall be effective ten (10) days after such notice, unless within such ten (10) day period Landlord delivers the Premises ready for occupancy as defined herein, in which event such notice of cancellation shall be rendered null and void and of no further force or effect (provided that Landlord shall reimburse Tenant for its reasonable actual out-of pocket third party costs for legal, architectural, engineering and consultant’s fees incurred with respect to the Premises to the date of such cancellation, and any payments that have been made to Landlord pursuant to the terms of this Lease, and the cost of penalties or non-refundable deposits relating to long lead time items and specially fabricated items which Tenant has paid with respect to the Premises to the date of such cancellation, so long as the same is properly documented and reasonable evidence thereof is provided by Tenant to Landlord, and which such damages in no event exceed Three Million Dollars ($3,000,000.00) for Phase I and Five Million Dollars ($5,000,000) for each of Phase II and Phase III), (ii) to enforce Landlord’s covenants to construct the Premises in accordance with the terms of this Lease, or (iii) exercise self-help has hereinafter provided. In the event Tenant elects to enforce Landlord’s agreement to construct the Premises in accordance with this Lease, Tenant shall also have the right to terminate this Lease if Landlord fails to complete the Premises within the period of time set by any court of competent jurisdiction for such work to be completed, or within such additional period of time from the date of Landlord’s default as may be mutually agreed to by Landlord and Tenant. If Tenant elects self-help under clause (iii) above, then Tenant may, upon thirty (30) days’ prior written notice to Landlord and Landlord’s mortgagee, so long as Landlord has provided Tenant with the identity of such mortgagee and its address (unless Landlord shall have Substantially Completed Landlord’s Work and Tenant’s Work within such twenty (20) day period), complete construction, in compliance with the Landlord’s Plans and the Tenant’s Plans, of that portion of the Landlord’s Work and the Tenant’s Work which is uncompleted. The reasonable cost of Tenant’s completion (based on “open book” detailed backup from Tenant’s general contractor, subcontractors and suppliers) of that portion of the Landlord’s Work and the Tenant’s Work shall be reimbursed by Landlord to Tenant within thirty (30) days after Landlord receives all invoices, lien waivers and other relevant documentation from Tenant evidencing such costs actually incurred and paid by Tenant, plus interest at the interest rate provided herein for late payments. If Landlord shall fail to so reimburse Tenant and such failure shall continue for thirty (30) days after written notice from Tenant to Landlord, then Tenant, then Tenant shall have the right to have such unpaid amount credited against the next installment(s) of Base Rent and/or additional rent thereafter due under the Lease, together with such interest, until such sums due Tenant have been fully paid by Landlord or fully credited and accounted for. Any portion of the Landlord’s Work or Tenant’s Work which Tenant completes in accordance with this Section is referred to as the “Tenant Self-Help Completion Work.” Tenant shall assign to Landlord any warranties provided to Tenant for any Tenant Self-Help Completion Work, and Landlord’s warranty under Section 3.7 shall apply to such Tenant Self-Help Completion Work to the same extent as the Landlord’s Work and the Tenant’s Work performed by Landlord. In addition, Landlord hereby assigns the Landlord’s Plans to Tenant, which assignment shall be effective upon any self-help election by Tenant hereunder.

Notwithstanding any provisions of this Lease to the contrary, in the event that the Premises are not deemed ready for occupancy on or prior to the Scheduled Term Commencement Date (as such date may be extended for reasons due to Force Majeure and/or to Tenant’s Delay), then after the Rent Commencement Date for the applicable Phase, Tenant shall be entitled to receive an additional abatement equal to one day of Base Rent for each day the Tenant’s Work and Landlord’s Work is not Substantially Completed beyond the Scheduled Term Commencement Date (as such date may be extended as aforesaid) provided that if the applicable Premises are not ready for occupancy within sixty (60) days after the Scheduled Term Commencement Date (as such date may be extended for reasons due to Force Majeure and/or to Tenant’s Delay), then such abatement shall increase to two (2) days of Base Rent for each day thereafter that the Tenant’s Work and Landlord’s Work are not Substantially Completed; OR, rather than such abatement and as to Phase II only, Tenant shall have the right to elect to receive from Landlord actual holdover damages incurred by Tenant at its current location at 100 Quannapowitt equal to $107,340.37 per month , but in no event shall Landlord be liable for the holdover expense between the lease expiration at 100 Quannapowitt and the Scheduled Term Commencement Date for Phase II (July 1, 2014). In no event shall Tenant have the right to receive both liquidated damages in a) and b) above and holdover damages in c) above, but not both types of damages. Any such holdover damages due from Landlord pursuant to c) above shall be paid within thirty (30) days of Tenant’s written request therefor, which such request shall contain reasonable evidence of Tenant’s payment of the same to Tenant’s landlord and any other reasonable documentation requested by Landlord in connection therewith. If Landlord shall fail to so reimburse Tenant and such failure shall continue for thirty (30) days after written notice from Tenant to Landlord, then Tenant shall have the right to have such unpaid amount credited against the next installment(s) of Base Rent and/or additional rent thereafter due under the Lease, together with such interest, until such sums due Tenant have been fully paid by Landlord or fully credited and accounted for. The foregoing remedies shall be Tenant’s sole and exclusive remedies for not having the Premises completed on or before the Outside Delivery Date.

For purposes hereof, the Outside Delivery Date shall be deemed to refer to that certain date which is one hundred twenty (120) days following the Scheduled Term Commencement Date, as such date may be extended for a period equal to that of (i) any delays due to Force Majeure as defined in Section 3.5 hereof, (ii) the number of delay days caused by a Tenant’s Delay as hereinbefore determined.

Further, notwithstanding the foregoing, for purposes hereof, references to Premises, Scheduled Term Commencement Date and Substantial Completion shall be deemed to refer to Phase I, Phase II and Phase III separately, as the context so requires, such that Landlord and Tenant understand that Substantial Completion of Phase I, Phase II and Phase III shall occur on separate dates as outlined on Section 1.1, subject to delays as herein provided, and that remedies available to Tenant shall be applied on a per phase basis, as applicable.

3.2.2. PARTIAL OCCUPANCY AND RENT COMMENCEMENT (PHASE 1)

Given that the entire Phase I shall not be ready for occupancy on the Scheduled Term Commencement Date attributable to Phase I in Section 1.1 hereof, as Landlord shall deliver the same in two stages, Stage One and Stage Two as aforesaid in Section 1.1. Upon Stage One being deemed ready for occupancy pursuant to Section 3.2 above, Landlord shall deliver and Tenant shall have the right to occupy such Stage One portion of the Premises (specifically Phase I) which is deemed ready for occupancy. In such event, Tenant agrees not to materially interfere with Landlord’s construction of the remainder of Phase I, specifically Stage Two. Upon Stage One being deemed ready for occupancy and delivered by Landlord to Tenant as required herein, Tenant’s obligation to pay Base Rent and additional rent allocable to Phase I shall commence on said date pro rata based on the square footage contained within Stage One compared to the total square footage in Phase I.

3.3. GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION: RESTORATION AND REMOVAL

All construction work required or permitted by this Lease, whether by Landlord or by Tenant (or their respective subcontractors), shall be done in a good and workmanlike manner and in compliance with Landlord’s Plans and Tenant’s Plans and all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building. Either party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Notice of said defects shall be in writing and shall be rectified by Landlord or Tenant, as the case may be, within thirty (30) days of the original date of notice. Except as otherwise provided in Section 3.7 hereof, failure to provide notice hereunder shall not be the basis for any liability or for injury or damage caused by such defect of or waiver of right to cause any defect to be corrected.

Landlord hereby acknowledges and agrees that all improvements described in the Landlord’s Plans or the Tenant’s Plans shall not require removal or restoration by Tenant at the expiration of the Term and all such improvements shall be allowed to remain at no cost to Tenant.

All improvements, changes, additions, attached furniture and equipment and cabling comprising the Landlord’s Work or the Tenant’s Work shall be part of the Premises (and shall remain therein at the end of the Term), except for Tenant’s business fixtures and movable equipment and personal property (which personal property shall include, without limitation, demountable partitions and telephone or computer systems but excluding cabling), all of which business fixtures, movable equipment and personal property shall remain the property of the Tenant and shall be removed at the expiration of the Term. Tenant agrees to repair, at its sole cost and expense, any material damage (i.e., excluding ordinary holes in walls, ceilings and floors resulting from furniture removal) to the Premises caused by any such removal by Tenant in accordance with this paragraph.

3.4. REPRESENTATIVES

Landlord hereby acknowledges and agrees that only the following persons, John Heller and Michael Degnan, each acting singly , or any successors to either of them holding the same title or any other person delegated the authority from either of them in writing (hereinafter “Tenant’s Construction Representatives”) have the authority to act on Tenant’s behalf and represent Tenant’s interest with respect to all matters requiring Tenant’s action in this Article. No consent, authorization or other action by Tenant with respect to matters set forth in this Article shall bind Tenant unless in writing and signed by one of the aforementioned persons. Landlord hereby expressly recognizes and agrees that no other person claiming to act on behalf of Tenant is authorized to do so. If Landlord complies with any request or direction presented to it by anyone claiming to act on behalf of Tenant who does not have the title and position mentioned above, such compliance shall be at Landlord’s sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Article, and Tenant shall have the right to enforce compliance with this Article without suffering any waiver or abrogation of any of its rights hereunder.

Tenant hereby acknowledges and agrees that only the following persons, Arthur J. Gutierrez, Jr., Douglas L. Fainelli and Dennis G. Bailey, each acting singly, or any successors to either of them holding the same title or any other person delegated the authority from either of them in writing (hereinafter “Landlord’s Construction Representatives”) have the authority to act on Landlord’s behalf and represent Landlord’s interests with respect to all matters requiring Landlord’s action in this Article. No consent, authorization or other action by Landlord with respect to matters set forth in this Article shall bind Landlord unless in writing and signed by one of the aforementioned persons. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of Landlord is authorized to do so. If Tenant complies with any request or direction presented to it by anyone claiming to act on behalf of Landlord who does not have the title and position mentioned above, such compliance shall be at Tenant’s sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Article, and Landlord shall have the right to enforce compliance with this Article without suffering any waiver or abrogation of any of its rights hereunder.

3.5. FORCE MAJEURE

As used in this Article and elsewhere in the Lease, “Force Majeure” shall mean a time extension equal to that of any delays when the party required to perform the respective obligation is prevented from doing so, despite the exercise of reasonable diligence, and such delay is caused by: (i) Acts of God, (ii) casualty not resulting from actions of Landlord or Landlord’s employees, agents, contractors or licensees, (iii) labor strike, (iv) unusually adverse weather events which, in the aggregate, impede performance of an obligation for more than one week (v) unusual scarcity of or inability to obtain supplies, parts or employees to furnish such services, or (vi) other acts reasonably beyond Landlord’s control, but in no event shall the term include economic or financing difficulties. Landlord shall provide Tenant with written notice of the occurrence of a Force Majeure event promptly after the occurrence thereof, and shall comply with its respective obligation(s) as soon as the cause for the delay has (have) been eliminated.

3.6. ARBITRATION

In the event there is a dispute between the parties relating to architecture, engineering, or construction by Landlord of Landlord’s Work or Tenant’s Work, or with respect to Total Project Costs pursuant to Exhibit M or is otherwise a matter which is expressly permitted under this Lease to be resolved pursuant to this Section 3.6, either party may send a notice to the other party setting forth in reasonable detail the matters in dispute (a “Dispute Notice”). If the dispute is not resolved within five (5) business days after the date of the giving of a Dispute Notice, then authorized representatives of each party shall meet at a mutually agreeable time and place within ten (10) business days after the date of the giving of a Dispute Notice in order to endeavor, in good faith, to resolve such dispute. In the event that they are unable to resolve the dispute within twenty (20) days from the giving of a Dispute Notice with respect to such dispute, then either party may submit the dispute to arbitration in accordance the following provisions.

If the dispute cannot be resolved between Landlord and Tenant, then the dispute shall be submitted to arbitration through the Boston office of the AAA in Boston, Massachusetts in accordance with the provisions of the following paragraph. In no event shall arbitration be required unless specifically provided in this Lease by specific reference to this Section 3.6. In the case of disputes relating to the performance of any Landlord’s Work or Tenant’s Work, the arbitrator shall be a reputable engineer, architect, or general contractor (as appropriate, considering the nature of the dispute) with at least ten (10) years experience in office building construction, including major build outs of office space and leasing, in the Boston, Massachusetts area, and with no current relationship to either party. In the case of disputes relating to CAM Costs or Total Project Costs pursuant to Exhibit M, the arbitrator shall be a reputable accountant with at least ten (10) years experience in real estate matters, the Boston, Massachusetts area, and with no current relationship to either party. The arbitrator shall be selected within fifteen (15) business days of the submission of the dispute to arbitration.

The arbitration shall be conducted on the basis of expedited proceedings under the Fast Track Procedures provisions of the Arbitration Rules of the AAA (or, with respect to construction related matters, under the Arbitration Rules of the Construction Industry of the AAA, with both parties agreeing to waive the $75,000 qualification in such rules). In any case where the parties utilize such expedited arbitration: (a) the parties will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with the applicable rules (except that any objection shall be made within seven (7) days from transmission of the list), (b) the Notice of Hearing shall be given at least (14) days in advance of the hearing, (c) the first hearing shall be held within ten (10) business days after the appointment of the arbitrator, and (d) each party in such arbitration shall pay its own attorneys fees and other costs of such arbitration and the losing party shall pay the costs charged by the AAA and/or the arbitrator. The arbitrator shall issue his or her decision within ten (10) business days after the conclusion of the arbitration hearing. The arbitrator shall have no power to vary or modify the provisions of this Lease or to award damages and their jurisdiction is limited accordingly, Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

3.7. WARRANTY OF LANDLORD’S WORK AND TENANT’S WORK

Notwithstanding the provisions of Section 3.3, Landlord hereby warrants and guarantees that the Landlord’s Work and the Tenant’s Work shall be free from defects in workmanship and materials for a period of one (1) year after the Term Commencement Date or such later date upon which all such work has been completed (including Punch List Work and any warranty work). Upon the expiration of said one (1) year period, Landlord shall assign to Tenant any and all warranties and guarantees with respect to Landlord’s Work and Tenant’s Work and, to the extent that any such warranties and guarantees are not assignable, Landlord agrees to enforce the same for the benefit of Tenant, at Tenant’s sole cost and expense. Tenant shall not be responsible to pay for any such warranties of less than one (1) year duration or enforcement by Landlord against its own employees or against Gutierrez Construction Co., Inc. or against any of its other affiliates (including their respective employees). Any repairs or replacements or alterations to Landlord’s Work or Tenant’s Work after said initial one (1) year period may be chargeable to Tenant in accordance with and subject to the provisions of Section 4.2 hereof. Landlord agrees to repair, at its sole cost and expense (without reimbursement through CAM Costs or otherwise) any latent defects in Landlord’s Work or Tenant’s Work promptly after receipt of notice therefrom from Tenant, provided that such notice from Tenant is received by Landlord on or before such date which is five (5) years after the Term Commencement Date or such later date upon which all such work has been completed (including Punch List Work and any warranty work). In connection therewith, Tenant shall notify Landlord promptly after it becomes aware of any such latent defects. The parties understand and agree that any extensions of the warranty periods applicable to the “warranty work” under this Section 3.7 shall only apply to the specific item(s) of work being repaired or replaced. As aforesaid, the foregoing provisions shall apply, and the relevant dates shall commence, on a per Phase basis based on the Term Commencement Date applicable for each such Phase.

ARTICLE IV
RENT

4.1. RENT

Commencing on the Rent Commencement Date for each applicable Phase, Tenant agrees to pay, without any offset or reduction, except as expressly set forth herein, Base Rent equal to 1/12th of the annual Base Rent set forth in Section 1.1 in equal installments in advance on the first day of each calendar month included in the Term; and for any portion of a calendar month occurring at the beginning or end of the Term, at the rate payable for such portion in advance.

Tenant shall be responsible to pay CAM Costs and Tax Expense, as such terms are defined in Section 4.2 below, as additional rent, upon the Term Commencement Date for each applicable Phase) and with respect to Phase I, allocable pro rata based on the portion of the Premises Substantially Completed pursuant to Section 3.2, as applicable (i.e., Stage One and Stage Two). Any other monies as may be due from Tenant to Landlord hereunder shall be deemed “additional rent”.

4.2. COMMON AREA MAINTENANCE COSTS, REAL ESTATE TAXES AND UTILITIES

4.2.1. CAM COSTS. Tenant shall pay to Landlord, as additional rent, an additional payment on the first day of each month occurring during the Term hereof one-twelfth (1/12) of the amount of common area maintenance costs, but only to the extent actually incurred by Landlord and not Tenant (the “CAM Costs”), for each twelve (12) month period. The CAM Costs are intended to reimburse Landlord with Tenant’s allocable share of certain costs related to the Premises (specifically on a per Phase basis), the Lot (specifically on a per lot basis applicable to each Phase), and the Common Areas of the Park as hereinafter set forth, and shall include the following (except as provided in Section 5.1 below): (i) maintenance of watertight integrity of the roof, exterior walls, windows and skylights of the Building, (ii) monthly payment of the annual charge-off of any Permitted Capital Expenditure (as defined below); (iii) insurance premiums pursuant to Section 5.1.6; and (iv) liability insurance costs for the Common Areas of the Park.

If during the Term Landlord makes an expenditure for a capital repair, replacement or improvement to the Building or Lot which is permitted to be included in CAM Costs, whether by installing energy conservation or labor-saving devices or by making other repairs, replacements or improvements (i) to comply with Legal Requirements first enacted after the Term Commencement Date, or (ii) in good faith on the basis of engineering estimates to reduce CAM Charges to the same (the foregoing collectively called, the “Permitted Capital Expenditures”), the total amount of which is not properly includible in CAM Costs for the Fiscal Year in which they were made, there shall nevertheless be included in such Fiscal Year’s CAM Costs and in CAM Costs for each succeeding Fiscal Year the annual charge-off of such Capital Expenditure (which shall be determined by amortizing the cost of such Capital Expenditure, on a straight-line basis, over the number of years of useful life of such Capital Expenditure as determined in accordance with generally accepted accounting principles (“GAAP”) in effect at the time of making such Capital Expenditure), but in the case of a Permitted Capital Expenditure described in clause (ii), Tenant shall have first approved in writing the Permitted Capital Expenditure, which approval shall not be unreasonably withheld, delayed or conditioned, and the amount included in the CAM Costs for any Fiscal Year shall not exceed the annualized savings resulting from such Permitted Capital Expenditure, to the extent reasonably quantifiable.

Landlord agrees that all services, repairs and replacements required to be performed by Landlord under this Lease, whether or not the cost thereof is included in CAM Costs shall be obtained by Landlord at commercially reasonable, competitive market rates consistent with the operation and management of comparable “Class A” office buildings in the suburban Boston area. Tenant shall have the right, upon Tenant’s request to Landlord, to approve and suggest any vendors associated with Landlord’s operation of the Premises or Lot, so long as such approval shall not be unreasonably withheld, conditioned or delayed. Further, Landlord shall give due consideration to any vendors suggested by Tenant. As aforesaid, Landlord’s Statement (as hereinafter defined) shall be prepared by Landlord on a per Phase, per Lot basis and Landlord’s Statement shall specifically identify the CAM Costs allocable to Phase I, Phase II and Phase III, as applicable.

Notwithstanding anything to the contrary contained herein, in no event shall CAM Costs include (nor shall Tenant have any obligation to pay any costs on account of) the following:

(a)                                 Costs, expenses and fees relating to solicitation of, advertising for and entering into leases and other occupancy arrangements for space in the Park, including but not limited to legal fees, space planners’ fees, real estate brokers’ leasing commissions and advertising expenses.

(b)                                 Costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Park (or any part thereof), costs of any disputes between Landlord and its employees, disputes of Landlord with building management, or outside fees paid in connection with disputes with other tenants or adjacent property owners.

(c)                                  Costs of correcting latent defects in the Building or the Building equipment or replacing defective equipment at any time during the five (5) year period described in Section 3.7, subject to the provisions of said Section 3.7.

(d)                                 Costs of installations or improvements of any type paid by or constructed for specific tenants or other occupants.

(e)                                  Interest, points, other finance charges and principal payments on mortgages or other indebtedness, and other costs of indebtedness, if any.

(f)                                   All amounts which are specifically charged to or otherwise paid by any other tenant or other occupant of the Building or the Park, or for items or services which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement.

(g)                                  Any bad debt loss, rent loss or reserves for bad debts or rent loss.

(h)                                 The salary and indirect compensation (including, without limitation, all fringe benefits, workmen’s compensation, insurance premiums and payroll taxes) of any employee above the grade of building manager, and the wages and indirect compensation of any employee to the extent such employee devotes his or her time to property other than the Building.

(i)                                     Amounts, if any, paid as ground rental by Landlord.

(j)                                    Expenses related to landlord-tenant disputes.

(k)                                 Any management fees.

(l)                                     Costs related to existing hazardous material clean-up and remediation described in the two (2) purchase and sale agreements referred to on Exhibit H attached hereto (copies of which have been provided by Landlord to Tenant) (the “Tyco Agreements”), Landlord and Tenant hereby agreeing that in no way shall this exclusion limit or impair Tenant’s obligations set forth in Section 6.1.17 hereof. See also Section 5.1.8 hereof relating to Landlord’s environmental obligations.

(m)                             Costs of capital repairs, replacements or improvements, except Permitted Capital Expenditures specifically provided for in this Section 4.2.

(n)                                 Costs of any repairs, replacements or improvements with respect to the structural elements of the roof, the structural elements of the exterior walls, foundation, footings, floor slabs and other structural elements of the Building (except as permitted pursuant to subsection (i) of the first paragraph of Section 4.2.1 above and the last sentence of Section 5.1.3 below);

(o)                                 Rentals for items (excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services).

(p)                                 Depreciation, amortization and interest payments.

(q)                                 Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building or on the Lot to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis for comparable buildings in the Building’s market area.

(r)                                    Landlord’s general corporate overhead and general and administrative expenses.

(s)                                   Any compensation paid to clerks, attendants or other persons in concessions operated by Landlord and/or all fees paid to any parking facility operator (on or off site).

(t)                                    Costs incurred in connection with upgrading the Building to comply with the current interpretation of disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Term Commencement Date, including, without limitation, the Americans with Disabilities Act, including penalties or damages incurred due to such non-compliance.

(u)                                 Tax penalties incurred as a result of Landlord’s failure, inability or unwillingness to make payments and/or to file any tax or informational returns when due.

(v)                                 Costs arising from the negligence or willful misconduct or fault of other tenants or Landlord or otherwise reimbursable by other tenants or owners in the Park.

(w)                               Notwithstanding any contrary provision of the Lease, including, without limitation, any provision relating to capital expenditures, other than normal and customary office building maintenance materials and office supplies and hazardous materials for which Tenant is responsible under this Lease, any and all costs arising from the unlawful release of hazardous materials in or about the Premises, the Building or the Lot in violation of applicable law or otherwise including, without limitation, hazardous materials in the ground water or soil, and including, without limitation, monitoring, filing or audit related costs.

(x)                                 Costs of any environmental insurance; costs of so-called lease or credit enhancement insurance or similar insurance products, whether or not the same is required by any mortgagee of the Lot, which are obtained for the purpose of obtaining financing or similar credit benefits that inure to owner or mortgagee of the Building or Lot and costs of any insurance other than that specified in Section 5.1.6.

(y)                                 Costs arising from Landlord’s or its affiliates’ or principals’ charitable or political contributions.

(z)                                  Costs arising from any mandatory or voluntary special assessment on the Building or Lot by any transit authority or any other governmental entity having the authority to impose such assessment in connection with the initial construction of the Building or Lot.

(aa)                          Costs for sculpture, paintings or other objects of art.

(bb)                          Costs of attorneys’ fees, settlement judgments and other payments arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitration pertaining to the Landlord and/or the Building, Lot or Park except such costs are incurred in connection with the Tenant’s negligence or violation of law.

(cc)                            Costs associated with the operation of the entity constituting Landlord, including accounting and legal costs, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or its ownership entities, costs of any disputes between Landlord and its employees (if any) not engaged in Building’s operation, disputes of Landlord with Building’s management.

(dd)                          Costs of any “tap fees” or any sewer or water connection fees, or any permitting fees incurred in connection with the initial construction of the Building.

(ee)                            Any entertainment, dining or travel expenses of Landlord for any purpose.

(ff)                              Any flowers, gifts, balloons, etc. provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents.

(gg)                            Any “finders fees,” brokerage commissions, job placement costs or job advertising cost.

(hh)                          “In-house” legal fees.

(ii)                                  Any costs incurred due to a breach of Landlord (which is not the result of any breach or other act or omission by Tenant) pursuant to this Lease or the TIF Agreement.

(jj)                                Any expenses for repairs or maintenance of the Building or Lot which are covered by warranties, guaranties or service contracts held by Landlord.

(kk)                          Any costs incurred to bring the Lot, or any improvements therein, thereon or thereunder (including, without limitation, any stormwater, wastewater or drainage systems) in conformity with laws and requirements in effect prior to the Term Commencement Date.

(11)                          Any costs incurred or assessed under any document or instrument other than the Park Covenants and any mitigation costs incurred in connection with the development of the Lot or any other parcel or Building in the Park or otherwise.

(mm)                  Any costs (including costs relating to required improvements or upgrades to the Building’s core and shell, structure or systems, or any sewer, stormwater, wastewater or drainage improvements serving the Building, Lot or Park) incurred by Landlord or assessed against the Building or Lot resulting from or triggered by the permitting, development or construction of or on any other Lot or other parcel of land.

(nn)                          Any costs incurred by Tenant in connection with its operation and/or management of the Premises.

Notwithstanding any language to the contrary contained herein, CAM Costs shall be reduced by reimbursements, credits, discounts, reductions or other allowances received or receivable by Landlord for items of cost included in CAM Costs (except for reimbursements to Landlord in the nature of operating expenses and taxes by tenants under the additional rent provisions of their respective leases), including any tax refunds realized as a result of any abatement proceeding or otherwise.

Not later than sixty (60) days prior to the start of each Fiscal Year, Landlord shall submit to Tenant a proposed operating budget for those services, repairs and replacements for which Landlord is responsible (the “Operating Budget”) for the coming Fiscal Year, and Landlord shall update the Operating Budget on a quarterly basis and provide such updates to Tenant. Tenant shall have the right to review with Landlord the proposed Operating Budget, and the results shown in the quarterly updates. Landlord shall use good faith, reasonable efforts to implement any reasonable recommendations made by Tenant with respect to (i) additional services to be provided by Landlord as a part of CAM Costs, (ii) any recommended vendors or providers of services proposed by Tenant, or (iii) any methods to reduce CAM Costs.

Landlord shall provide to Tenant, within three (3) months of the end of each Fiscal Year, an annual accounting (“Landlord’s Statement”), in writing setting forth the various cost items included in CAM Costs, certified by Landlord, of actual CAM Costs charges for such Fiscal Year, and Landlord shall maintain complete books and records relating to CAM Costs in accordance with GAAP and otherwise sufficient for Tenant to verify such charges as hereinafter provided.

The term “Fiscal Year” as used in this Article shall mean the period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

If the total of the monthly payments paid by Tenant with respect to any Fiscal Year exceeds the actual CAM Costs for such Fiscal Year, then, at Landlord’s option, such excess shall be either (i) credited against payments on account of CAM Costs next due hereunder, or (ii) refunded by Landlord to Tenant. If any amounts are due from Tenant, then Tenant shall promptly pay such additional amount due to Landlord within thirty (30) days after Tenant’s receipt of the Landlord’s Statement.

All records that the Landlord is required to maintain hereunder shall be maintained by the Landlord for a period of three (3) years following the expiration of the Fiscal Year to which such records relate. Tenant shall have the right, through its representatives or agents, but not an obligation, to examine, copy and audit such records at reasonable times, but no more than once per Fiscal Year, upon not less than thirty (30) days prior written notice. Such records shall be maintained at Landlord’s Address set forth in Section 1.1, or such other place within the Boston, Massachusetts metropolitan area as Landlord shall designate from time to time for the keeping of such records. The costs of such audits shall be borne by Tenant; provided, however, that if such audit establishes that the actual CAM Costs for the Fiscal Year in question is less than the Landlord’s final determination of the CAM Costs as set forth in the Landlord’s Statement submitted to Tenant by at least five (5%) percent, then Landlord shall pay the reasonable cost of such audit, so long as Landlord agrees with the results thereof, acting reasonably and in good faith, otherwise Landlord and Tenant shall resolve the matter using the arbitration method set forth in Section 3.6 hereof. If, as a result of such audit, it is determined that Tenant must pay additional amounts to Landlord on account of the CAM Costs, or that Tenant has overpaid Landlord on account of the CAM Costs, then the undercharged or overpaid party shall reimburse the other party for the payment due, together with (in the case of overpayment by Tenant) interest thereon from the date of Landlord’s Statement at the interest rate set forth in Section 4.3 hereof. In no event shall the provisions of this paragraph require Tenant to complete any such audit.

Notwithstanding the foregoing, in the event that an audit for any Fiscal Year discloses an overcharge in any line item of CAM Costs for that Fiscal Year, then Tenant shall have the right to review that same line item for the immediately three (3) prior Fiscal Years to see if the same error was made in such years, and if so an appropriate adjustment shall be made with respect to such prior years. If Tenant does not contest the Landlord’s Statement within one (1) year after being received by Tenant, then such Landlord Statement shall be binding and conclusive on Tenant (except as provided in the immediately preceding sentence).

Landlord shall have the right from time to time but not more than once in any five (5) year period to change the periods of accounting under this Section 4.2 to any annual period other than the Fiscal Year and upon any such change all items referred to in this Section shall be appropriately apportioned. In all Landlord’s Statements, rendered under this Section, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a Landlord’s Statement shall be included therein on the basis of Landlord’s estimate, and with respect thereto Landlord shall render promptly after determination a supplemental Landlord’s Statement, and appropriate adjustment shall be made according thereto. All Landlord’s Statements shall be prepared in accordance with GAAP.

Notwithstanding any other provision of this Section 4.2, if the Term expires or is terminated as of a date other than the last day of a Fiscal Year at the end of the Term, Tenant’s last payment to Landlord under this Section 4.2 shall be made on the basis of Landlord’s best estimate of the items otherwise includable in Landlord’s Statement and shall be made on or before the later of (a) thirty (30) days after Landlord delivers such estimate to Tenant, or (b) the last day of the Term, with an appropriate payment or refund to be made upon submission of Landlord’s Statement. Without limitation, the obligation of Tenant to pay CAM Costs with respect to any Fiscal Year during the Term (or portion thereof) shall survive the expiration or earlier termination of the Term.

4.3. TAX EXPENSE. This Lease is expressly contingent upon Tenant obtaining a tax increment financing agreement in the form attached hereto as Schedule 4.3 (the “TIF Agreement”) from the Commonwealth of Massachusetts on or before June 28, 2012 providing for annual real estate taxes not to exceed the respective amounts set forth on Schedule 4.3 attached hereto for a minimum period of fifteen (15) years. If Tenant does not obtain the TIF Agreement satisfying the foregoing criteria by such date, Tenant shall have the right to terminate this Lease by delivery of written notice thereof to Landlord, in which event, this Lease shall terminate and be of no further force and effect, except for those provisions which expressly survive a termination and Tenant shall reimburse Landlord for its actual and reasonable out-of-pocket third party costs for architectural, engineering and labor and materials costs incurred to the date of termination. Tenant shall pay directly to the relevant taxing authority real estate taxes assessed during the Term hereof (on a pro rata basis at the beginning or end of the Term), including without limitation any taxes associated with the TIF Agreement, as applicable, attributable to the Lot and the Building and any assessment, levy, penalty, imposition or tax (including any tax which may replace or be assessed in lieu of any of the foregoing), and any interest due thereon, imposed by any authority and agency having the direct power to tax against the Tenant’s Lot and the Building (the “Tax Expense”). For purposes of calculating the Tax Expense due from Tenant hereunder, the term “Lot” shall after Substantial Completion of Phase II also include the Phase III Lot until the sale of Phase I and Phase II per Exhibit M or the permanent financing of Phase I and Phase II, whichever shall first occur, and thereafter (i) Tenant shall only be responsible for its pro rata share of Tax Expense allocable to Tenant’s share of the Phase II parking (i.e. the Phase II Building Parking Area) located on Phase III Lot and the Common Areas of the Park, all as more particularly provided in Exhibit “U”, which Tenant shall pay to Landlord prior to the date when interest or penalty would accrue for nonpayment, and (ii) Landlord shall pay to any such authority the full Tax Expense of the Phase III Lot and Phase III Building. The term “real estate taxes” means the real estate taxes, betterment assessments, water and sewer use rents, rates or charges, and such other governmental charges and impositions which are or may be charged, levied, assessed, imposed or become due and payable with respect to the Lot, Building, and other improvements comprising the Premises, but excluding any of the foregoing which are excluded from CAM Costs pursuant to this Article IV. Landlord agrees that Tax Expense shall include annually only Tenant’s annual share of the cost of any betterment, based on the useful life of such betterment. All such payments shall be made prior to the date when interest or penalty would accrue for non-payment or ten (10) business days after Landlord provides Tenant with the real estate tax bill, whichever is later. Tenant shall furnish to Landlord copies of such bills and receipts evidencing payment for Landlord’s records. Notwithstanding the foregoing, Tenant shall have no responsibility for late payment penalty or interest if Tenant’s payment was timely made as above provided. Real estate taxes for Phase I, Phase II and Phase III are currently estimated at $2.90/RSF, $3 .00/RSF and $3.25/RSF, respectively. Tenant’s reimbursement obligations under this paragraph shall survive the termination of this Lease.

If the TIF Agreement shall expire or terminate prior to the expiration of the Term due to a default by Landlord, Tenant’s obligation to pay the Tax Expense shall be limited during the period of time that would have been the remainder of the term of the TIF Agreement to the annual amounts payable pursuant to the terms of the TIF Agreement had it not expired or terminated, and Landlord shall pay the balance of the Tax Expense.

Tenant shall also pay all personal property taxes for Tenant’s personal property on the Premises or used in connection therewith. To the extent validly imposed upon owners of real estate generally and only to the extent permitted by law and to assure that the rentals hereunder are net to Landlord, Tenant shall pay, when due, taxes levied or assessed against Landlord by reason of this Lease on the rental or any other payment required to be made hereunder whether said taxes are assessed solely on the rental payment hereunder or jointly with other rentals collected pursuant to any law or ordinance now existing or hereafter enacted (other than taxes levied on the net income of Landlord derived herefrom as part of a state or federal income tax law applicable to Landlord’s income, and any income, franchise, gross receipts, corporation, capital levy, excess profits, revenue, rent, inheritance, devolution, gift, estate, payroll, deeds excise or stamp tax by whatsoever authority imposed or howsoever designated or any tax upon the sale, transfer and/or assignment of Landlord’s title or estate which at any time may be assessed against or become a lien upon all or any part of the Premises or this leasehold), subject to receipt of bills or other documentation evidencing imposition and assessment of such taxes.

4.3.1. TAX ABATEMENT. Tenant shall have the right to contest in good faith by appropriate proceedings diligently pursued the imposition or amount of any real estate taxes assessed against the Lot or the Building or such personal property taxes payable by it hereunder, including the right on behalf of, and in the name of the Landlord, to seek abatements thereto. The Landlord shall reasonably cooperate with Tenant, at Tenant’s sole expense, in any such contest or abatement proceedings. In the event that Tenant determines not to contest such taxes and Landlord desires to file such contest, Landlord shall give written notice of that fact to Tenant and shall have the sole right as to such tax bill to contest in good faith by appropriate proceedings diligently pursued the imposition or amount of any real estate taxes assessed against the Lot or the Building or such other taxes payable by Tenant hereunder, including the right to seek abatements thereto. In such event, the Tenant shall reasonably cooperate with Landlord, at Landlord’s sole expense, in any such contest or abatement proceedings. Any tax abatement or rebate received shall be allocated to the parties in the same proportion as payment.

If Landlord shall receive on behalf of the Lot or the Building a rebate or abatement on any tax paid by Tenant, then after deducting therefrom any costs reasonably incurred by Landlord in obtaining such rebate or abatement, all of such net rebate or abatement relating to the Lot or the Building or to personal property taxes assessed against the Tenant’s personal property shall be returned to Tenant to the extent that such rebate or abatement relates to payment made by the Tenant and not reimbursed by Landlord. If Tenant shall receive on behalf of the Lot or the Building a rebate or abatement on any tax paid by Tenant, then after deducting therefrom any costs reasonably incurred by Tenant in obtaining such rebate or abatement, all of such net rebate or abatement related to the Lot, the Building or to personal property taxes assessed against the Tenant’s property shall be retained by Tenant, as its sole property, to the extent such rebate or abatement relates to a payment made by Tenant and not reimbursed by Landlord. The remaining portion of such net rebate or abatement shall promptly be returned to Landlord.

4.3.2. UTILITIES. During the Term, Tenant shall be solely responsible for paying all utilities, including, but not limited to, electricity, water, sewer, telephone and gas consumed in the Building or on the Lot as the same from time to time become due, and such bills shall be placed in Tenant’s name and billed directly by the utility to Tenant. Landlord reserves the right to pay such utility bills if unpaid by Tenant following at least ten (10) business days prior written notice from Landlord, and to recover payment from Tenant with any interest and/or penalties chargeable thereon as additional rent.

4.4. PAYMENTS

All payments of Base Rent and additional rent (including without limitation CAM Costs described in 4.2.A above) shall be made to Managing Agent, or to such other person as Landlord may from time to time designate in writing. If any installment of rent, Base Rent or additional, or any other payment required to be made by Tenant under this Lease is paid more than five (5) days after receiving notice of such late payment, at Landlord’s election, it shall bear interest at the rate of nine percent (9%) per annum (or, if lower, the maximum rate permitted by law); provided that Landlord shall waive Tenant’s payment of interest with respect to Tenant’s first two late payments in any consecutive twelve (12) month period, so long as payment is made within ten (10) days of receipt of such notice.

ARTICLE V
LANDLORD’S COVENANTS

5.1. LANDLORD’S COVENANTS DURING THE TERM

Landlord covenants during the Term:

5.1.1. Intentionally Deleted.

5.1.2. Intentionally Deleted

5.1.3. REPAIRS. Except as otherwise provided in Article VII, Landlord shall keep in good order, first class condition and repair, the roof of the Building, all gutters and downspouts, footings and foundations, and exterior (including exterior painting and finish) and structural portions of the Building. Landlord’s obligations shall also include the obligation to make (i) all necessary repairs, replacements or alterations, capital or otherwise, to the roof, the exterior walls, the foundation, the floor slabs, vapor barriers and vapor mitigation systems and all other structural elements of the Building, (ii) all capital repairs and replacements to the Building Parking Area, all driveways and walkways on the Lot, the Common Areas of the Park (e.g. common parking areas, driveways, sidewalks, and roadways), and all sewer lines serving the Lot and Park, utility, fire main and fire hydrant facilities, and drainage and other infrastructure facilities serving the Building and the Lot and any improvements thereon, and Park, and (iii) all capital repairs and replacements to the Building’s heating, ventilation, and cooling, plumbing, electrical, emergency and life care and other mechanical equipment and systems of the Premises. Should any repairs or replacements required to be paid for by Landlord hereunder or in Section 4.2 be required due to Tenant’s negligence or Tenant’s failure to operate and maintain any system in accordance with the specifications set forth for that system in the final Landlord’s Plans and Tenant’s Plans, then Tenant shall promptly reimburse Landlord the cost of such repair or replacement to the extent not otherwise covered by insurance or warranty.

5.1.4. QUIET ENJOYMENT. That Landlord has the right to make this Lease and that Tenant, on paying the rent and performing its obligations hereunder, shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to all the terms and provisions hereof;

5.1.5. LEED. Landlord covenants and agrees that Phase I shall be constructed per LEED-CS 2009 Silver standards and Phase II and Phase III shall be constructed per LEED-CS 2009 Gold standards. Tenant’s architects and engineers shall work with Landlord and design the Tenant improvements to meet the LEED standards, as so applicable per Phase. Landlord shall work with Tenant’s Architect to deliver the Tenant’s Work in accordance with the LEED standards as applicable pursuant to Article III hereof, at Tenant’s sole cost and expense, if Tenant elects to pursue such certification. All costs associated with LEED Commercial Interiors as it pertains to Phase I Tenant’s Work, Phase II Tenant’s Work, or Phase III Tenant’s Work, as the case may be, shall be due and payable by Tenant to Landlord hereunder as an additional component of the “Net Additional Cost of the Work” pursuant to Section 3.1 above, as applicable per Phase.

5.1.6. LANDLORD’S INSURANCE. Beginning with the commencement of Landlord’s Work and thereafter throughout the Term, Landlord shall purchase and keep in force, broad-form commercial general liability insurance, or the equivalent then-customary form providing comparable coverages, written out on an occurrence basis containing provisions adequate to protect the Landlord from and against claims for bodily injury, including death and personal injury and claims for property damage occurring within the Park and/or the Building, such insurance having body injury and property damage combined limits of not less than five million dollars ($5,000,000) per occurrence. In addition, Landlord shall procure and continue in force during the Term, as the same may be extended hereunder, fire and extended coverage insurance, including vandalism, sprinkler leakage and malicious mischief, upon the Building on a full replacement cost basis, agreed cost value endorsement with agreed values for the Building and other tenant improvements and alterations, as determined annually by the Landlord’s insurer. Landlord shall also procure and continue in force during the Term, as the same may be extended hereunder, rental interruption insurance for twelve (12) months. Copies of certificates of insurance evidencing the foregoing shall be furnished to Tenant, upon Tenant’s reasonable request. All insurance required of Landlord pursuant to this Section shall be effected under policies issued by insurers or recognized responsibility (which are rated A or A+ by Best’s Rating Service or a comparable rating by an equivalent service). The coverages required by this Section 5.1.6 may be provided by a single “package policy”;

5.1.7. LANDLORD’S INDEMNITY. Except to the extent that Tenant receives actual proceeds from the Environmental Insurance Policy (as defined below), Landlord covenants and agrees to defend, with counsel reasonably acceptable to Tenant, save harmless and indemnify Tenant (and its parents, shareholders, officers, directors, employees, agents, successors and assigns) from any liability for injury, loss, accident or damage (including natural resource damage) to any person or property on the Premises, the Lot or the Park, and from any claims, actions, proceedings, fines, penalties and reasonable expenses and costs (including costs for any Response Actions or any insurance deductible or self insured retention) in connection therewith (including, without implied limitation, reasonable counsel and consultant fees) (collectively, “Damages”), arising (i) directly from the negligent acts and/or willful misconduct of Landlord or any of Landlord’s employees, agents, contractors or licensees not caused directly by the negligent acts or willful misconduct of Tenant, (ii) directly or indirectly from any condition, state or facts or circumstance for which Tyco is obligated to indemnify Tenant or Landlord under the Tyco Agreements and fails or is unable to do so for any reason other than Tenant’s breach of the provisions of the Tyco Agreements or this Lease, (iii) directly or indirectly from the presence, release or threat of release of, or exposure to Hazardous Materials in soil, air, groundwater, drinking water or surface water at, on, under or emanating to or from the Premises, the Lot or the Park, existing as of the Term Commencement Date, including without limitation any conditions described in the Phase I RAM Plan or in any other reports, assessments, data, correspondence or governmental filings relating to the presence of Hazardous Materials on or environmental condition of the Premises, the Lot or the Park, existing as of the Term Commencement Date, or if caused by the actions of Landlord or its agents after the Term Commencement Date and not caused by the actions of Tenant or its agents, (iv) directly or indirectly from Landlord’s breach of any representation or warranty of Landlord contained in this Lease. As used herein, the term “Hazardous Materials” means any “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “contaminant,” “oil,” “petroleum,” “toxic substance” or other chemicals or substances (including, without limitation, asbestos, polychlorinated biphenyls and petroleum) regulated by or forming the basis of liability under any applicable Legal Requirements, including those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. c.21C, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, as amended, M.G.L. c.21E and any applicable local ordinance or bylaw, and the regulations adopted under these acts, as amended, including, without limitation, the Massachusetts Contingency Plan, 30 C.M.R. 40.0000 et seq. (the “MCP”) (collectively, the “Hazardous Waste Laws”). As used herein, the term “Response Actions” means any investigation, testing, assessment, monitoring, remediation, treatment (including operation and maintenance of any equipment relating thereto) cleanup, removal, abatement, encapsulation, mitigation (including installation of vapor mitigation systems), containment, risk assessment, reporting or other response actions. In no event shall Landlord be obligated to indemnify Tenant for any willful or negligent act or omission of Tenant or of any of Tenant’s employees, agents, contractors or licensees;

5.1.8. HAZARDOUS MATERIALS. Landlord represents and warrants that, to the best of Landlord’s knowledge, other than the existing and ongoing remediation described on Exhibit H and disclosed to Tenant (i) there does not exist (and will not exist as of the date of Substantial Completion) any leak, spill, release, discharge, emissions or disposal of Hazardous Materials on the Lot (including the Building to be located thereon), and (ii) the Building and interior Premises do not (and will not as of the date of Substantial Completion) contain any Hazardous Materials (including vapor intrusion into such Building in excess of the Efficacy Confirmation Standards as identified in Exhibit W), except as may be contained in customary cleaning supplies or in such other supplies (e.g. paint) that are necessary for Landlord to perform its obligations hereunder. In the event that any such leak, spill, release, discharge, emission, vapor intrusion or disposal of Hazardous Materials shall occur on or in the Premises, the Lot or (apart from de minimis amounts of such materials used for cleaning and maintenance purposes or in connection with the operation of loading docks) the Park not caused by the actions of Tenant or its officers, employees, agents, contractors or licensees, Landlord shall take any and all actions necessary to remove from the Premises, the Park and/or the Building (excluding all portions thereof leased or leasable to tenants) or remediate or mitigate all Hazardous Materials in compliance with applicable Hazardous Waste Laws and other governmental requirements relating thereto.

Landlord agrees to notify Tenant immediately upon discovery of any Hazardous Materials on the Lot, Building or in the Park. In connection therewith, attached as Exhibit H are references to two (2) purchase and sale agreements from Landlord’s (and/or its affiliate(s’)) purchase of the Lot (specifically the Phase I Lot, the Phase II Lot and the Phase III Lot) from Tyco (or its predecessor M/A-Com) (together with its successors and/or assigns, “Tyco”), which such agreements contain an indemnity from Tyco (benefitting Tenant directly or benefitting Landlord (in which event if not direct, then Landlord hereby agrees to attempt to enforce such indemnity on Tenant’s behalf, as applicable to the extent allowed by such indemnity) associated with the ongoing clean-up and remediation occurring on the Lot. Further, Landlord agrees to purchase, at its sole cost and expense, and keep in force during the Term, subject to availability of policy extension (including any extensions hereunder) an environmental insurance policy naming Tenant as a Named Insured in substantially the form previously provided by Landlord to Tenant (the “Environmental Insurance Policy”).

Landlord shall, at its sole cost and expense, perform or cause to be performed (i) the subsurface sampling and environmental assessment work as set forth and described in Exhibit W as part of the construction of the Phase I Building (“Subsurface Investigation”), (ii) any and all Response Actions required under the MCP or other applicable Hazardous Waste Laws as the result of the detection of any Hazardous Materials in connection with the Subsurface Investigation or during construction activities (the “Remedial Work”) and shall complete such Remedial Work in compliance with the MCP or other applicable Legal Requirements, and (iii) the installation of a vapor mitigation system in the Phase I Building in compliance with the MCP and other applicable Legal Requirements (including any guidance, rules or regulations issued or promulgated by the Massachusetts Department of Environmental Protection (“DEP”)) all in consultation with and to the reasonable satisfaction of Tenant prior to occupancy of the applicable portion of the Premises by Tenant. To the extent that DEP issues a Release Tracking Number for any Hazardous Materials detected during the Subsurface Investigation or construction, Landlord shall make all commercially reasonable efforts to achieve or cause to be achieved a Response Action Outcome (as those terms are defined in the MCP). To the extent the recording of a notice of activity and use limitation (“AUL”) is necessary as a result of the performance of any of the actions described in this paragraph or otherwise, such AUL must expressly permit the Intended Use as well as any accessory uses relating to same including, without limitation, a health club facility. Landlord represents and warrants to Tenant that Tyco has approved the final Release Abatement Measure Plan Phase I Construction at 63 South Avenue, 43-63 South Avenue, Burlington, Massachusetts, RTN 3-0264, prepared for Burlington Crossing Realty Trust (“Phase I RAM Plan”).

Landlord shall, as part of the construction of Phase II and Phase III, perform or cause to be performed any other environmental assessment, mitigative, response and/or remedial measures/work to the Phase II Lot and Phase III Lot in compliance with a scope of work and release abatement plan approved by Tyco and Tenant, which approval shall not in Tenant’s case be unreasonably withheld, conditioned or delayed, the Tyco Agreements and applicable Legal Requirements prior to and during occupancy of the Phase II and Phase III Premises by Tenant.

To the extent any of such work, or any proposed additional environmental assessment or activities conducted by Landlord on any Lot or the Park identifies an additional or previously unknown release or threatened release of Hazardous Materials at, under, from or to the Lot or any one of them, Landlord shall, at Landlord’s sole cost and expense, conduct (or cause to be conducted) all response actions required under applicable Legal Requirements to assess, contain, abate, mitigate and/or remediate the identified condition, and shall do so in compliance with applicable Legal Requirements, including, without limitation, CERCLA, M.G.L. c.21E, and the Massachusetts Contingency Plan, 310 CMR 40.0000. Tenant shall bear no liability and/or right of contribution to Landlord for any existing, or previously unknown release(s) or threatened release(s) of Hazardous Materials.

Landlord shall obtain for Tenant from any environmental consultant performing any Hazardous Materials assessment or report on behalf of Landlord or its mortgagees the right of Tenant to rely upon any such assessment or report issued by such consultant.

5.1.9. TENANT’S COSTS. In case Tenant shall, without any fault on its part, be made party to any litigation commenced by or against Landlord or by or against any parties in possession of the Premises or any part thereof claiming under Landlord, Landlord agrees to reimburse Tenant for all reasonable costs, including without implied limitation, reasonable counsel fees, incurred by or imposed upon Tenant in connection with such litigation and to pay all such reasonable costs and fees incurred in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease.

5.1.10. TENANT’S SECURITY AND CONFIDENTIAL PROTOCOL. In providing any of the services required or permitted by Landlord under this Lease (whether through its own employees or through third parties), Landlord shall comply with Tenant’s security and confidentiality protocol described in Schedule 5.1.10.

Except as specifically provided to the contrary in Sections 4.2, Landlord shall charge Tenant under the provisions of Section 4.2 for the costs incurred by Landlord in connection with the repairs or replacements (but only to the extent the repair or replacement in question is a Permitted Capital Expenditure) set forth in Section 5.1.3 and insurance expenses set forth in Section 5.1.6 above; provided, however, Landlord shall be responsible to pay the following, at its sole cost and expense without reimbursement from CAM Costs: (i) repairs or replacements which are necessary to maintain the structural integrity of the Building and the structural components of the roof during the Term, or which are necessary to remedy any latent defects for the five (5) year period provided in Section 3.7 (but only to the extent the repair or replacement in question is a Permitted Capital Expenditure), (ii) maintenance and repairs (and replacements, if necessary) during the initial one (1) year period described in Section 3.7 or otherwise covered by Landlord’s or manufacturers warranties described in Section 3.7 above, (iii) maintenance, repair or replacement of any vapor barrier or vapor mitigation systems, and (iv) insurance premiums applicable to periods prior to the Term Commencement Date.

5.2. INTERRUPTIONS.

Except as otherwise set forth below in this Section 5.2, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages or from the necessity of Landlord’s entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or Lot. In case, notwithstanding Landlord’s diligent efforts in connection therewith (which such efforts shall never obligate Landlord to pay for overtime and/or premium time work, or to pay a premium for expedited delivery, except as such additional costs are so authorized and paid for by Tenant), Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control (expressly excluding Landlord’s financial inability), Landlord shall not be liable to Tenant therefore, nor, except as expressly otherwise provided in Article III or Article VII, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes, actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Notwithstanding any language to the contrary, if, due solely to any act or omission on the part of Landlord, electricity, heat, air conditioning, water or any other service or utility that Tenant is entitled to receive under this Lease is interrupted, or if Landlord is performing a repair required of Landlord in or about the Premises, and such interruption or repair renders the Premises untenantable, or any portion thereof is reasonably inaccessible by Tenant, or makes it impracticable for Tenant to conduct its business in the Premises, then if such interruption or cessation or repair shall continue for a period of three (3) consecutive days after notice thereof from Tenant to Landlord that the Premises are untenantable, or reasonably inaccessible, or Tenant cannot conduct its business as a result thereof, then the Base Rent and additional rent shall be proportionately abated for each successive day such interruption or cessation or repair continues based upon that certain portion of the Premises that are affected by such interruption (other than for reasons of casualty or eminent domain where the provisions of Article VII shall govern). Further, Tenant shall be entitled to an abatement of Base Rent and additional rent for the initial three (3) days if covered by Landlord’s loss of rents insurance.

Except as set forth in this Section 5.2 or in Article VII, the foregoing rights shall be Tenant’s sole remedy at law or in equity for any interruptions described in this Section 5.2.

ARTICLE VI
TENANT’S COVENANTS

6.1. TENANT’S COVENANTS DURING THE TERM

Tenant covenants during the Term:

6.1.1. TENANT’S PAYMENTS. To pay when due (a) all Base Rent and additional rent, (b) all taxes which may be imposed on Tenant’s personal property in the Premises (including, without limitation, Tenant’s fixtures and equipment) (c) directly to the utility provider (if not payable to Landlord), subject however, to Tenant’s right to contest and seek abatement thereof, all charges by public utility for telephone and other utility services (including service inspections therefor and the charges as may be imposed pursuant to Exhibit D hereof including all electric and gas consumed on the Premises) rendered to the Premises not otherwise required hereunder to be furnished by Landlord without charge and not consumed in connection with any services required to be furnished by Landlord without charge, and (d) as additional rent, its proportionate share of all reasonable charges of Landlord for services rendered pursuant to Sections 5.1.3 and 5.1.6 hereof, subject to the exclusions set forth in Section 4.2, and except as set forth in the last paragraph of Section 5.1, all as more particularly set forth in Section 4.2.

6.1.2. REPAIRS AND YIELDING UP. Except as otherwise provided in Article VII and Section 5.1.3, and reasonable wear and damage or destruction by casualty or eminent domain excepted, to keep the Premises and all fixtures therein in good order, repair and working condition. Tenant shall be solely responsible: (i) to make and perform or cause to be made or performed all interior maintenance, repairs, and replacements necessary to keep the Premises in such condition, including, without limitation, interior re-painting and replacement of glass damaged or broken and of floor and wall coverings worn or damaged; (ii) to keep all interior plumbing, lighting, elevator, heating, ventilating, air conditioning and other utility, life safety and mechanical systems in the Premises properly maintained and operating in good operating condition and in accordance with any manufacturer’s warranty and product standards, with fully licensed contractors and under contracts, each reasonably acceptable to Landlord, qualified to perform the same; (iii) to maintain and repair all sewer lines serving the Lot, utility, fire main and fire hydrant facilities, and drainage facilities serving the Building, and keep the same in good and proper condition; (iv) to maintain and repair the Building entrance signs, and other signage on the Building and elsewhere in the Park, and keep the same in good and proper condition; (v) to maintain, repair and stripe the Building Parking Areas and loading areas, including snow removal and sanding of driveways, walkways, loading areas, Building entrances and parking lots, as well as the Common Areas of the Park, including all common driveways drives, walkways and parking areas or structures; (vi) to fertilize, mow and water the lawn and maintain the landscaping and care of shrubbery on the Lot, including general grounds upkeep; (vii) to maintain street-lamp lights, walkway lights, and parking lights, including the changing thereof, and to keep the same in good and proper condition; (viii) to keep all exterior plumbing, storm water, wastewater and utility lines in good and proper condition, (ix) to maintain and repair the Park entrance signs, lighting, traffic signals, and traffic control personnel required for the Park, and keep the same in good and proper condition; (x) to maintain and repair sewer, utilities, and drainage facilities, maintenance and repair of detention and fire main and fire hydrant facilities which service the Park and are not exclusive to any single Building within the Park, and keep the same in good and proper condition; and (xi) to maintain by fertilizing, mowing and watering, the Common Areas of the Park, including all common lawns and landscaping and care of shrubbery and general grounds upkeep of access drives, entrance areas and other such common portions of the Park; provided, however, Tenant’s obligations under clauses (i)- (xi) above shall be limited to the routine day-to-day maintenance and repair of said items and in no event shall Tenant have any obligation to make or perform and capital repairs or replacements, and Landlord shall perform all other repairs and replacements of said items in accordance with Section 5.1.3 above.

Tenant shall engage an independent, qualified and reputable third party property management company with experience in managing large office buildings comparable to the Building (“Tenant’s Property Manager”) to manage the services described in this Section 6.1.2 and any supplemental services which Tenant shall require. Tenant’s Property Manager shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves each of Cushman & Wakefield, CBRE and Jones Lang LaSalle as an acceptable Tenant’s Property Manager. Tenant shall pay Tenant’s Property Manager’s management fees and expenses and any applicable vendors for the costs and expenses of providing such services unless otherwise required to be paid by Landlord under this Lease, and such costs shall be excluded from CAM Costs. Landlord and its agents reserve the right to inspect the foregoing items noted on (ii) —(xi) above to insure proper maintenance thereof. If Landlord, in Landlord’s reasonable judgment determines that any of such items noted in (ii)—(xi) above have not been properly and adequately maintained, as herein required, then Landlord, after written notice to Tenant and expiration of the applicable grace period, shall have the right to remedy such maintenance deficiency and apportion all reasonable costs of such inspections and maintenance to Tenant pursuant to Section 4.2.1 hereof (i.e. as Cam Costs), Landlord and Tenant hereby agreeing that written notice or grace period shall not apply in the event of an emergency to persons or property.

At the expiration or termination of this Lease, Tenant shall peaceably yield up the Premises and all changes and additions therein in such order, repair and condition, first removing all goods and effects of Tenant and any items, the removal of which is required by agreement or specified therein to be removed at Tenant’s election and which Tenant elects to remove, Landlord and Tenant hereby acknowledging and agreeing, however, that the initial improvements constructed by Landlord pursuant to Article III and described in Landlord’s Plans and Tenant’s Plans referenced therein shall not be required to be removed by Tenant upon expiration of the Term, as hereinbefore provided in Section 3.1, and repairing all damage caused by such removal and leaving them clean and neat; any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord, in such manner as Landlord shall determine, and Tenant shall pay Landlord the entire reasonable cost and expense incurred by it by effecting such removal and disposition.

6.1.3. OCCUPANCY AND USE. To use and occupy the Premises only for the Permitted Uses; and not to injure or deface the Premises, Building or Lot; and not to permit in the Premises any auction sale, nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit any use thereof which is improper, offensive, contrary to law or ordinances, or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building, unless Tenant agrees to pay such increased premiums and/or costs, and such use (if other than Permitted Uses) is approved by Landlord in advance;

6.1.4. RULES AND REGULATIONS. To comply with the Rules and Regulations set forth in Exhibit E and all other reasonable Rules and Regulations hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building, Lot and Common Areas of the Park (and their facilities and approaches as further described in the Park Covenants attached hereto as Exhibit I), it being understood that Landlord shall not be liable to Tenant for the failure of other tenants of the Building or Park to conform to such Rules and Regulations; provided that (i) such Rules and Regulations are enforced in a non-discriminatory fashion, (ii) such Rules and Regulations do not materially interfere with or otherwise diminish Tenant’s use of the Premises and the Building Parking Area or Tenant’s rights under this Lease, (iii) result in no additional cost or expense to Tenant, (iv) do not impose any additional obligation on Tenant, and (v) in the event of any inconsistency between the such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control.

6.1.5. COMPLIANCE WITH LAWS AND SAFETY APPLIANCES. To keep, from and after the initial installation thereof by Landlord, subject to the provisions of Section 10.18 (c), the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any and public authority because of any particular manner of use made by Tenant and to procure and comply with all licenses and permits so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Uses. Tenant shall have the right, upon giving notice to the Landlord, to contest any obligation imposed upon it pursuant to the provisions of this Section 6.1.5, and provided the enforcement of such requirement or law is stayed during such contest and such contest will not subject the Landlord to penalty or jeopardize the title to the Premises or otherwise affect the Premises in any adverse way. Landlord shall cooperate with Tenant in such contest and shall execute any documents reasonably required in the furtherance of such purpose. Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (i) structural repairs or modifications or (ii) repairs or modifications to the utility or building service equipment located outside of the Premises or (iii) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall (a) be due to Tenant’s Construction Work, alterations, or repairs in the Premises or Tenant’s particular manner of use of the Premises (as opposed to commercial office operations, research and development, and laboratory space, generally), or (b) be due to the negligence or willful misconduct of Tenant’s or any agent, employee, or contractor of Tenant.

6.1.6. ASSIGNMENT AND SUBLETTING. Tenant shall have the right, subject to the requirement of obtaining Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed by Landlord, to assign this Lease or sublet the whole or any portion of the Premises, which assignment or sublease shall be only for the Permitted Uses, it being understood that Tenant shall, as additional rent, reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting (up to a cap of $1,500 per consent request). No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee) or any Security posted by Tenant hereunder (which, if applicable, shall remain in effect throughout the Term, subject to the provisions of Article XI). Such consent by Landlord to any of the foregoing in a specific instance shall be reasonable, subject to the provisions hereinafter provided. Landlord’s consent shall not be treated as having been withheld unreasonably if, in connection with any such proposed assignment or subletting: (i) in connection with an assignment of this Lease, the assignee does not agree directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting without the written consent of Landlord where required under this Lease; and/or (ii) the proposed assignment or subletting violates any exclusive use restrictions or exclusions of the Building or Park or is inconsistent with the Permitted Uses allowed hereunder. Tenant hereby acknowledges and agrees that the foregoing is not intended to be an exclusive list of the reasons for which Landlord may reasonably withhold consent to a proposed request by Tenant for consent to assignment or subletting. No consent to any of the foregoing in a specific instance shall operate as waiver in any subsequent instance.

If an assignment or subletting is proposed to be made and Landlord’s consent is required as hereinabove provided, Tenant shall give Landlord prior notice of such proposal, which such notice shall include such information as Landlord may reasonably request relative to facts which would bear upon the factors entering into the determination whether Landlord’s approval is to be granted, and it is understood that Landlord shall use diligent efforts within a period of fifteen (15) days after the submission of such information by Tenant to make its determination whether Landlord’s approval is to be granted hereunder.

In connection with any sublease for which Landlord’s approval is required, if Tenant so requests, Landlord shall reasonably consider and, in its reasonable discretion, grant to any subtenant subleasing at least one (1) full Building an agreement executed by Landlord pursuant to which Landlord agrees to recognize the rights of such subtenant as a direct tenant of Landlord to occupy the space demised to it under its sublease in accordance with the terms and conditions of its sublease (but at the rental rate set forth in this Lease for such Building, if greater) so long as such subtenant is not in default beyond any applicable grace or cure periods.

Notwithstanding any provision contained in this Lease, no consent of Landlord shall be required for: (a) the assignment of this Lease or the subletting of any portion (or the whole) of the Premises for the Permitted Uses, (i) to a subsidiary of Tenant or any Occupying Tenant Affiliate (as hereinafter defined), (ii) to a corporation or other entity into or with which Tenant or any Occupying Tenant Affiliate has merged or consolidated or to which substantially all of Tenant’s (or such Occupying Tenant Affiliate’s) stock (or other equity interests) or assets are transferred, (iii) to any corporation or other entity which controls, is controlled by, or is under common control with Tenant or any Occupying Tenant Affiliate, or (iv) to any corporation or other entity with which Tenant is otherwise affiliated (collectively, the “Permitted Transferees”); (b) the subletting of up to twenty percent (20%) of the Premises to third parties; or (c) the licensing to one or licensee-operators of any amenities within the Premises; provided that, in any of such events, Tenant shall provide notice to Landlord (unless such disclosure is prohibited by law), Tenant shall remain directly and primarily liable, any assignee agrees directly with Landlord by written instrument reasonably satisfactory to Landlord to be bound by all of the obligations of Tenant (unless no such written instrument is legally required in the event of a merger or consolidation and the like), and the use remains consistent with the Permitted Uses allowed under this Lease. In the event of any such assignment or subletting to a Permitted Transferee for which no consent by Landlord is required hereunder, Tenant shall not be obligated to share Rent Differential as hereinafter set forth.

Landlord agrees that the Premises may be occupied without the need for any sublease or assignment during the Term Lease by any present or future parent, subsidiary, affiliate, business unit or division of Tenant or Keurig, Incorporated (collectively, “Occupying Tenant Affiliate”), and that any such occupation shall not be deemed a sublease or assignment.

Tenant shall also have the right, without the consent of Landlord (but upon reasonable prior notice to Landlord), to permit the use or occupancy of space in the Premises that is not separately demised and consists of not more than fifty-nine thousand (59,000) Rentable Square Feet of the Premises in the aggregate, by persons who have an ongoing contractual or other business relationship with Tenant providing for cooperative or collaborative work projects or otherwise providing services to Tenant or any Occupying Tenant Affiliate; provided that (x) the such occupants shall use the Premises in conformity with all applicable provisions of this Lease, and (y) such occupancy will terminate automatically upon the expiration or earlier termination of this Lease.

If this Lease shall be assigned, or if the Premises or any part hereof shall be sublet or occupied by any person other than Tenant, Landlord may, at any time and from time to time, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the annual Base Rent, additional rent and all other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions of this Section 6.1.6, or acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance of the terms, covenants and conditions of this Lease on the part of Tenant to be performed. Further, no liability hereunder of Tenant shall be discharged, reduced, released or impaired in any respect by any waiver, indulgence or extension of time which Landlord may grant to the then owner of Tenant’s interest in this Lease, whether or not notice thereof has been given or consent from Tenant has been obtained.

If Landlord approves a sublease or assignment, and said sublease or assignment is for a total rental amount which on an annualized basis is greater than the Base Rent and additional rent due from Tenant to Landlord under this Lease, Tenant shall pay to Landlord, forthwith upon Tenant’s receipt of each installment of such excess rent, during the term of any approved sublease or assignment, as additional rent hereunder, in addition to the Base Rent and other payments due under this Lease, an amount equal to fifty percent (50%) of the positive excess between all fixed rent and additional rent received by Tenant under the sublease or assignment and the Base Rent and the additional rent due hereunder after Tenant has recouped its reasonable out-of-pocket expenses with respect to such sublease or assignment, including without limitation, reasonable real estate brokerage commissions, reasonable legal fees, reasonable free rent, reasonable marketing costs and the reasonable costs of refurbishment of the Premises for such sublease or assignment (the “Rent Differential”). In the event the sublease is for less than the full Premises hereunder, the above rent adjustment shall be equitably pro rated on a square foot basis. Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any other person having interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or primarily on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession use, occupancy or utilization of any part of the Premises;

6.1.7. INDEMNITY. To defend, with counsel reasonably acceptable to Landlord, save harmless, and indemnify Landlord from any liability for injury, loss, accident or damage to any person or property occurring on the Premises, in the Building, or elsewhere in the Park, and from any claims, actions, proceedings and expenses and costs in connection therewith or elsewhere in the Park (including, without implied limitation, reasonable counsel fees) arising from the negligent acts and/or willful misconduct of Tenant or any of Tenant’s employees, agents, contractors, licensees or invitees and not caused directly by the negligent acts or gross misconduct of Landlord. In no event shall Tenant be obligated to indemnify Landlord for any willful or negligent act or omission of Landlord or any of Landlord’s employees, agents, contractors or licensees resulting from the failure to perform and discharge Landlord’s covenants and obligations under this Lease. The covenants and indemnifications set forth in this Section 6.1.7 shall survive the expiration or earlier termination of this Lease;

6.1.8. TENANT’S LIABILITY INSURANCE. To maintain public liability insurance in the Premises in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1 and, upon written request therefor, to furnish Landlord (and/or its mortgagees) with certificates thereof;

6.1.9. TENANT’S WORKMEN’S COMPENSATION INSURANCE. To keep all Tenant’s employees working in the Premises covered by workmen’s compensation insurance in statutory amounts and to furnish Landlord with certificates thereof;

6.1.10. LANDLORD’S RIGHT OF ENTRY. Upon not less than twenty-four (24) hours advance notice (except in the event of emergencies), at times reasonably acceptable to Landlord and Tenant, to permit Landlord and Landlord’s agents entry, subject to Tenant’s security procedures; to examine the Premises (other than those areas of the Premises which Tenant has identified as “Secure Areas” and provided notice thereof to Landlord) at reasonable times and, if Landlord shall so elect, to make repairs or replacements; to remove, at Tenant’s expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or other improvements visible outside the Building not consented to in writing by Landlord where such consent is required (Landlord hereby acknowledging that the initial improvements constructed by Landlord pursuant to Article III shall be permitted and may remain upon expiration of the Term as hereinbefore provided in Sections 3.1 and 6.1.2); and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times;

6.1.11. LOADING. Not to place a load upon the Premises exceeding the limits outlined in Exhibits B-2, B-4, and B-6, as applicable; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such a manner and at such times as Landlord shall in each instance approve, which approval shall not be unreasonably withheld, conditioned or delayed; Tenant’s business machines and mechanical equipment which cause material vibration or noise that may be transmitted to the Building structure and affects other tenants of the Building shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration eliminators sufficient to eliminate such vibration or noise;

6.1.12. LANDLORD’S COSTS. In case Landlord shall, without any fault on its part, be made party to any litigation commenced by or against Tenant or by any party claiming under Tenant, to pay, as additional rent, all actual third party reasonable costs including, without implied limitation, reasonable counsel fees incurred by or imposed upon Landlord in connection with such litigation, and, as additional rent, also to pay all such reasonable costs and fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease;

6.1.13. TENANT’S PROPERTY. All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or on the Lot shall be at the sole risk and hazard of Tenant, except for Landlord’s gross negligence or willful act or omission, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except if caused directly by Landlord’s gross negligence or willful misconduct;

6.1.14. LABOR OR MATERIALMEN’S LIENS. To pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors; not to cause or permit any liens for labor or material performed or furnished in connection therewith to attach to the Premises; and within thirty (30) days after Tenant’s receipt of notice thereof, to discharge or bond over any such liens which may so attach;

6.1.15. CHANGES OR ADDITIONS. Not to make any material changes, alterations or additions (“Alterations”) to the Premises without Landlord’s prior written consent, which such consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant may, from time to time, at its own cost and expense and without the consent of Landlord, make (i) cosmetic Alterations (including, without limitation, paint and carpet), (ii) Alterations involving the conversion of laboratory space to office space, and (iii) Alterations whose cost in any one instance is Two Hundred Fifty Thousand Dollars ($250,000.00) or less, so long as they do not materially and adversely affect any of the mechanical, electrical or plumbing systems of the Building, the structure or the roof of the Building, or the life safety systems of the Building (collectively herein called “Permitted Alterations”), and provided that Tenant obtains any governmental approvals that may be required for such Permitted Alterations and first notifies Landlord in writing of any such Permitted Alterations. If Tenant desires to make any Alterations which are not Permitted Alterations, Tenant must first obtain the consent of Landlord thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord agrees to provide written consent, or non-consent, stating the reasons for such non-consent (and if non-consent, alternatively which Landlord would approve), within ten (10) days of receiving written request from Tenant (together with all relevant plans and specifications relating thereto), otherwise Landlord’s consent shall be deemed granted if no response is given by Landlord within such time period. If Landlord reasonably concludes that the Alterations are not typical or customary office (or in case of the Phase I Premises, research and development and laboratory) improvements and ancillary or accessory leasehold improvements and involve any construction, alterations or additions requiring unusual expense to readapt the Premises to normal office use (or in case of the Phase I Premises, research and development or laboratory space) on the Term Expiration Date, Landlord shall notify Tenant in writing at the time of approval that such readaptation will be required to be made by Tenant prior to such Term Expiration Date without expense to Landlord, and in the absence of such notification Tenant shall not be obligated to remove or restore any such Alteration.

Any and all such Alterations, including, Permitted Alterations may be done by any contractor chosen by Tenant provided any such contractor is reputable, bondable by reputable bonding companies, carries the kind of insurance and in the amounts set forth herein, and will work in reasonable harmony with Landlord’s contractors and laborers, if any, who are then performing construction work in the Building; provided that Tenant will not be required to obtain any payment, performance or lien bonds or other security for the performance of Alterations to the Premises or use union labor. Landlord shall not charge any supervisory fee, surcharges, or any other charges in connection with Tenant’s Alterations during the Term, so long as Landlord (or its contractor) is not performing the Alterations, on Tenant’s behalf.

Tenant in making any alterations, including Alterations, shall cause all work to be done in a good and workmanlike manner using materials substantially equal to or better than those used in the construction of the Premises or original Tenant’s Work and shall comply with or cause compliance with all laws and with any direction given by any public officer pursuant to law. Tenant shall obtain or cause to be obtained and maintain in effect, as necessary, all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the making of the alterations, including the Alterations. Landlord shall cooperate with Tenant in the obtaining thereof and shall execute any documents reasonably required in furtherance of such purpose, provided any such cooperation shall be without expense and/or liability to Landlord.

At least annually if such Alterations or any other alterations hereunder have occurred during the past calendar year, at Landlord’s request Tenant shall furnish to Landlord as-built sepias and, if applicable, operating manuals, or, at Landlord’s option and only if Tenant’s computer system is compatible with that of Landlord’s, computer disk specifications compatible with Landlord’s computer system of the work done by Tenant during such past year and copies of all permits issued in connection therewith.

Tenant shall have its contractor(s) procure and maintain in effect during the performance of such Alterations satisfactory insurance coverages with an insurance company or companies authorized to do business in the Commonwealth of Massachusetts, and shall, upon Landlord’s request, furnish Landlord with certificates thereof;

6.1.16. HOLDOVER. To pay to Landlord two hundred percent (200%) of the monthly Base Rent, plus the actual additional rent then applicable, for each month or pro-rated portion thereof in which Tenant shall retain possession of the Premises or any part thereof after the expiration or termination of this Lease, whether by lapse of time or otherwise, and also to pay all out of pocket damages directly and proximately sustained by Landlord on account thereof (such as eviction costs, architectural and engineering costs and reasonable legal fees, but excluding lost profits, loss of business, special, incidental, or consequential damages). Notwithstanding the foregoing, Landlord agrees that: (i) during the first sixty (60) days of any such holdover, only one hundred twenty five percent (125%) of the monthly Base Rent last due, plus the actual additional rent then applicable, shall be due and payable; (ii) after the first sixty (60) days but before ninety (90) days of any such holdover, only one hundred seventy-five percent (175%) of the monthly Base Rent, plus the actual additional rent shall be due and payable; and (iii) if after ninety (90) days of any holdover following the expiration date of the Term, Tenant appeals Landlord’s summary process proceedings to evict Tenant from the Premises, then such holdover rent shall increase to three hundred percent (300%) of the monthly Base Rent, plus the actual additional rent then applicable, shall be due and payable; provided however, the increase in holdover rent set forth in subsection (iii) shall not apply during any period that Tenant is appealing, in good faith, the summary process proceedings brought by Landlord following an earlier termination of this Lease by Landlord then disputed by Tenant. The provisions of this Section 6.1.16 shall not waive or diminish any of Landlord’s rights under Article 9 of this Lease.

6.1.17. HAZARDOUS MATERIALS. Tenant shall not (either with or without negligence) cause the disposal or release of any Hazardous Materials onto the Premises or the Lot by Tenant or any of its employees, agents, or contractors, except in accordance with the requirements of applicable laws and regulations. Tenant shall not allow the storage or use of Hazardous Materials in any manner not permitted by law, nor allow to be brought into the Premises any such Hazardous Materials except to use in the ordinary course of Tenant’s business. Additionally, Tenant agrees not to violate any provisions within the environmental provisions of the agreements set forth on Exhibit H hereto, provided, however, that Tenant shall have no obligation to take any action with respect to Hazardous Materials existing on the Lot, the Premises or the Park as of the Term Commencement Date. Upon Landlord’s written request given not more than once annually, Tenant shall furnish to Landlord an inventory of the identity of any Hazardous Materials used in the ordinary course of Tenant’s business, other than Hazardous Materials customary for office or other commercial use. If any governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if and only if the following conditions are satisfied; (i) if such requirement applies to the Premises and any environmental condition first occurring or arising during the Term and caused by the actions of Tenant and (ii) if an independent, reputable third party engineer employed by Landlord or persons acting under Landlord and reasonably approved by Tenant conclusively determines that such release had been solely and exclusively caused by Tenant or persons acting under Tenant. If Tenant receives from any federal, state or local governmental agency any notice of violation or alleged violation of any Hazardous Waste Law, or if Tenant is obligated to give any notice under any Hazardous Waste Law, Tenant agrees to forward to Landlord a copy of any such notice within five (5) business days of Tenant’s receipt or transmittal thereof. Subject to the other provisions of this Lease, Landlord retains the right to inspect the Premises at all reasonable times, upon reasonable notice to Tenant, to ensure compliance with this paragraph. Nothing in this Section 6.1.17 is intended to affect Landlord’s obligations (including its obligations to defend, save harmless and indemnify Tenant) set forth in Sections 5.1.7 and 5.1.8. The within covenants shall survive the expiration or earlier termination of the Lease Term;

6.1.18. SIGNS AND NAMING RIGHTS. Tenant shall not, without prior written consent of Landlord (which such consent shall not be unreasonably withheld, conditioned, delayed or denied), (a) place any exterior signs visible outside the Building, on the Lot or the Premises or anywhere on the exterior of the Building, or (b) place any awnings or flagpoles or the like anywhere on the exterior of the Building visible from outside the Premises, in each case except as otherwise expressly set forth below in this Section 6.1.18 or elsewhere in this Lease. Tenant shall pay the expenses involved in the erection of any sign and of obtaining all necessary permits and approvals therefor. Except as otherwise provided below with respect to the initial Building signage, Tenant shall obtain (and furnish copies thereof to Landlord) all necessary permits and approvals in compliance with local codes and ordinances prior to erecting any such sign(s). Tenant shall remove any of such sign(s) erected by Tenant or on behalf of Tenant upon the termination of this Lease.

Notwithstanding the foregoing, Tenant shall have the right without Landlord’s consent to place signage in locations determined by the Tenant on the exterior of the Building and elsewhere in the Park in the locations and in accordance with the specifications set forth on Schedule 6.1.18. If Tenant does not exercise its option to lease Phase III, Tenant shall prior to the substantial completion of any building on Phase III remove the monument sign identified on such Schedule as “Phase III Monument Sign”. In connection with Tenant’s Building signage, Tenant shall obtain all necessary permits and approvals required pursuant to local codes and ordinances for the building and site signage (i.e., exterior signage on the Building as well as standard interior signage in the main lobby, elevator lobby, entrance to the Premises and a reasonable amount if entries in any electronic directory). Subject to the following sentence, Tenant’s signage on the Building shall be exclusive until such time as Tenant fails to lease (or sublease) at least one hundred percent (100%) of the Building, in which case signage shall be allocated consistent with the prorata shares of Rentable Square Feet in the Building leased by Tenant and other tenants and further provided that Tenant shall not be required to remove any then existing signage. Tenant shall have the right to provide its subtenants with such signage as Tenant elects, subject to obtaining all necessary permits and approvals in compliance with local codes and ordinances prior to erecting any such sign(s). Landlord agrees to cooperate with Tenant during any sign permitting process by (i) promptly executing the necessary documentation reasonably requested by Tenant, and (ii) by furnishing the same to Tenant promptly upon Tenant’s request, but in no event later than seven (7) days following Tenant’s request. Further, the construction and erection of any such signage shall be Tenant’s sole responsibility and at Tenant’s sole cost and expense.

Tenant shall have the right from time to time to name or require Landlord to name the Park such name as Tenant selects to identify Tenant or any Occupying Tenant Affiliate or the business conducted by them at the Premises, or such other name as may be designated by Tenant to correspond with the name of Tenant or any Occupying Tenant Affiliate, so long as Tenant is the tenant of Phase I, Phase II and Phase III (including any subleases or assignees of Tenant), however, if the Tenant does not lease Phase III, then Tenant can continue to have naming rights within the portion of the Park included within Phase I and Phase II.

6.1.19. TENANT’S AUTHORITY. Tenant has the power and authority to enter into this Lease and perform the obligations of Tenant hereunder. This Lease and all other documents executed and delivered by Tenant in connection herewith constitute legal, valid, binding and enforceable obligations of Tenant;

6.1.20. INTENTIONALLY OMITTED;

6.1.21. COVENANTS INDEPENDENT. Each provision hereof constitutes an independent covenant, enforceable separately from each other covenant hereof. To the extent any provision hereof or any application of any provision hereof may be declared unenforceable, such provision or application shall not affect any other provision hereof or other application of such provision. Tenant acknowledges and agrees that Tenant’s obligation to pay Base Rent and additional rent is independent of any and all obligations of Landlord hereunder, with the result that Tenant’s sole remedies for any alleged breach by Landlord of its obligation hereunder shall be to commence a judicial proceeding against Landlord seeking specific performance or damages, or to pursue such other remedies as are expressly contained in this Lease; and

6.1.22. SECURITY. Tenant shall have the option to contract, at its sole cost and expense, for security for the Building and Building Parking Area.

ARTICLE VII
CASUALTY AND TAKING

7.1. CASUALTY AND TAKING

In case during the Term all or any substantial part of the Premises, and/or the Building Parking Area, or any part thereof, or both (i.e. in the case of a fire or casualty, requiring greater than fourteen (14) months to rebuild in the reasonable judgment of an architect or general contractor selected by Landlord and reasonably approved by Tenant (the “Restoration Estimator”); or in the case of a condemnation or a taking, more than twenty-five percent (25%) of the floor area of the Premises or any material part of the means of access thereto or more than twenty percent (20%) of Building Parking Area) are damaged by fire or any other casualty or by action of public or other authority in consequence thereof or are taken by eminent domain Landlord shall give prompt notice, (i.e. within thirty (30) days thereof) to Tenant (the “Landlord’s Notice”) and this Lease shall terminate at Tenant’s election, which may be made by notice given to Landlord within thirty (30) days after the date of Landlord’s Notice, which termination shall be effective (i) in the event of a casualty, not less than thirty (30) nor more than sixty (60) days after the date of notice of such termination, and (ii) in the event of eminent domain event, as of the date on which such taking becomes effective and Tenant is deprived of the use and enjoyment of the Premises, or part thereof, and/or the Building Parking Area, or part thereof If in any such case this Lease is not so terminated, Landlord shall proceed promptly and use due diligence to put the Premises, or part thereof, and/or the Building Parking Area, or part thereof, or in case of taking, what may remain thereof (excluding any items installed by Tenant which Tenant may be permitted to remove upon the expiration of the Term) into as near as possible to the condition and character thereof prior to such damage or taking (except that Landlord’s obligation to restore any LEED certification shall be limited to the LEED certification previously obtained, to the extent then in force and applicable), and in any event shall be obligated to apply all insurance proceeds or eminent domain awards received by it toward such work, plus any deductibles and other funds required to complete such restoration and such amounts as Tenant may elect to make available for such work as hereinafter provided, or the amount of the eminent domain award, and an equitable proportion of the Base Rent and additional rent according to the nature and extent of the injury shall be abated until the Premises or such remainder and the Building Parking Area shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, an equitable proportion of the Base Rent and additional rent shall be abated for the remainder of the Term and an appropriate adjustment shall be made to the CAM Costs and other additional rent payable hereunder.

However, in the case of a casualty, if such damage is not repaired and the Premises, or portion thereof, and/or Building Parking Area or part thereof, restored to the same condition as they were prior to such damage within fourteen (14) months from the date of Landlord’s Notice, then Tenant, within thirty (30) days from the expiration of such fourteen (14) month period or from the expiration of any extension thereof by reason of any Tenant’s Delay (as defined in Section 3.2 hereof) and/or Force Majeure (as defined in Section 3.5 hereof and subject to the provisions set forth below) as hereinafter provided, may terminate this Lease by notice to Landlord and Landlord’s mortgagee(s), given in accordance with Section 10.3 hereof, specifying a date not more than thirty (30) days after the giving of such notice on which the Term of this Lease shall terminate. Notwithstanding such termination notice by Tenant, in the event that Landlord repairs such damage and restores the Premises to the same condition prior to such casualty during such period, not to exceed thirty (30) days, as specified in Tenant’s notice, then such notice of termination given by Tenant to Landlord hereunder shall be null and void and of no further force or effect. The period within which the required repairs may be accomplished hereunder shall be extended by (a) the number of days lost as a result of a Tenant’s Delay, as defined in and subject to the provisions of Section 3.2, with such term, however, relating to restoration or repair as referenced herein and not to the initial construction of the Building, and (b) the number of days lost as a result of Force Majeure, as defined in Section 3.5 (up to a maximum of forty-five (45) days in the aggregate as aforesaid).

If less than a substantial part of the Premises or Lot, or portion thereof, and/or the Building Parking Area, or portion thereof (i.e. in the case of a fire or casualty, requiring less than fourteen (14) months to rebuild in reasonable judgment of the Restoration Estimator; or in the case of a condemnation or taking twenty-five percent (25%) or less of the floor area of the Premises or any part of the means of access thereto or twenty percent (20%) or less of the Building Parking Area) are damaged by fire or any other casualty or are taken by eminent domain, then Landlord shall give prompt notice (i.e. within thirty (30) days) thereof to Tenant, which notice shall specify the Restoration Estimator’s estimation of the time period within which such repairs shall be completed, and thereafter Landlord shall proceed promptly and with due diligence plus any deductible and other funds required to complete such restoration amounts and using such amount as Tenant may elect to make available for such work as hereinafter provided, or the amount of the eminent domain award. In the event that Landlord fails to repair such damage and restore the Premises to substantially the same condition prior to such fire and other casualty within the time period as reasonably estimated by Landlord, but in no event greater than such fourteen (14) month period from the date of such Landlord’s notice to Tenant, or any extension thereof permitted for delays lost due to any Tenant’s Delay and/or Force Majeure (as hereinbefore provided), then Tenant may terminate this Lease by written notice to Landlord and to Landlord’s mortgagee(s), as provided in Section 10.3 hereof, specifying a date not more than thirty (30) days after the giving of such notice on which the Term of this Lease shall terminate. Notwithstanding such termination notice by Tenant, in the event that Landlord repairs such damage and restores the Premises to substantially the same condition prior to such fire or other casualty during such period, not to exceed thirty (30) days, as specified in Tenant’s notice, then such notice of termination given by Tenant to Landlord hereunder shall be null and void and of no further force and effect. If less than a substantial part of the Premises and/or the Building Parking Area shall be so damaged, then Base Rent and additional rent due hereunder shall be equitably abated until the Premises and/or the Building Parking Area are so restored as set forth hereunder.

Landlord’s architect’s certificate, given in good faith, shall be deemed conclusive statements therein contained and binding upon Tenant with respect to the performance and completion of any repair or restoration work undertaken by Landlord pursuant to this Section, except in the event of disagreement between Landlord and Tenant relating to this Section, in which event the dispute resolution provisions of Section 3.6 shall apply.

Notwithstanding any language to the contrary, Landlord may construct “Replacement Parking” pursuant to the following: If not more than twenty percent (20%) of the Building Parking Area shall be so damaged, taken, appropriated, or condemned as aforesaid, then Landlord or Tenant may elect to provide Replacement Parking and render Tenant’s notice of termination nugatory (if applicable) by, within thirty (30) days following the effective date of such destruction, taking, appropriation or condemnation, giving to Tenant notice in writing that Landlord will, at Landlord’s expense, construct replacement parking spaces of the same quantity and quality and convenience as the parking spaces so taken, appropriated or condemned (i.e., Landlord shall locate the replacement parking spaces as close to the Building as possible). Any of such Replacement Parking shall be constructed by Landlord within a reasonable time period following the effective date of such destruction, taking, appropriation or condemnation, but in no event later than thirty (30) days after the occurrence of such destruction, taking, appropriation or condemnation, it being agreed by Landlord and Tenant that such time period shall be extended to include weather-related delays as aforesaid, in which event such Replacement Parking will be completed as reasonably possible thereafter, Landlord agreeing to proceed promptly and with due diligence to complete construction of any Replacement Parking. Landlord and Tenant acknowledge that if Landlord is prevented from performing the final paving for said Replacement Parking on account of weather, such final paving may be performed as soon thereafter as is feasible. Such notice shall be accompanied by (A) a site plan showing (i) the location of the Replacement Parking spaces, and (B) an opinion from counsel for Landlord that such Replacement Parking may be constructed as-of-right under then applicable zoning and land use regulations.

In the event of any other taking of the Premises, or any part thereof, for temporary use or for less than one (1) year, (i) this Lease shall be and remain unaffected thereby; and (ii) Landlord shall pay to Tenant its pro rata share of any such use, provided that if any taking is for a period extending beyond the Term of this Lease, such award shall be appointed between Landlord and Tenant as of the Term Expiration Date.

Tenant has the option but not the obligation, in any fire or other casualty which creates a Landlord repair obligation in accordance with the terms of this Section to make available for such reconstruction all or a portion of the amount by which the cost of repair as certified by Landlord’s architect exceeds the amount of proceeds received by Landlord.

7.2. RESERVATION OF AWARD

Landlord reserves to itself any and all rights to receive awards made for damages to the Premises or Lot and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) movable trade fixtures installed by Tenant or anybody claiming under Tenant, at its own expense, or (ii) relocation expenses recoverable by Tenant from such authority in a separate action, or (iii) the value of Tenant’s improvements installed in the Premises by or on behalf of Tenant, but except with respect to Tenant’s Work, not by Landlord.

7.3. ADDITIONAL CASUALTY PROVISIONS

(a)                                 Landlord shall not be required to repair or replace any of Tenant’s business machinery, equipment, cabinet work, furniture, personal property or other installations not originally installed by Landlord.

(b)                                 In the event of any termination of this Lease pursuant to this Article VII, the Term of this Lease shall expire as of the effective termination date as fully and completely as if such date were the date herein originally scheduled as the Term Expiration Date, and Landlord shall assist Tenant to the extent necessary to secure Tenant’s share of any insurance award relative to the Tenant’s Work hereunder. Tenant shall have access to the Premises at Tenant’s sole risk for a period of thirty (30) days after the date of termination in order to remove Tenant’s personal property except as prohibited by any applicable governmental agency or official.

(c)                                  Notwithstanding any language to the contrary contained in this Article VII, if all or any substantial part of the Premises and/or the Building Parking Areas or any part thereof (as hereinabove defined), shall be damaged by fire or other casualty or taken by eminent domain during the last two (2) years of the initial Term of this Lease or the last two (2) years of either of the Extended Terms, as the case may be, then either Landlord or Tenant may terminate this Lease effective as of the date of such fire or other casualty or taking upon notice to the other as aforesaid, except that Landlord may not terminate this Lease pursuant to this paragraph if Tenant has elected to exercise its option to extend the initial Term, or the Extended Term, prior to the receipt of Landlord’s notice of termination, or the applicable Extended Term, as the case may be, of this Lease for five (5) additional years in accordance with Exhibit F. Further, Tenant may elect to render Landlord’s notice of termination null and void by, within thirty (30) days following receipt of Landlord’s termination notice, giving to Landlord notice in writing exercising its option to extend the initial Term, or the applicable Extended Term, as the case may be, of this Lease for five (5) additional years in accordance with Exhibit F. In the event of such early exercise, Landlord and Tenant agree to determine the Base Rent for the applicable Extended Term in accordance with the time periods and in the manner set forth in said Exhibit P.

(d)                                 The provisions of this Article VII shall apply both on a per Phase basis and collectively to all Phases such that Tenant’s right to terminate this Lease with respect to any particular Phase of the Premises shall become effective if the foregoing conditions are satisfied with respect to any particular Phase of the Premises in question, and Tenant’s right to terminate this Lease in its entirety shall become effective if the foregoing conditions are satisfied with respect to all of the then Premises (taken as a whole) leased by Tenant under this Lease.

ARTICLE VIII
RIGHTS OF MORTGAGEE

8.1. PRIORITY OF LEASE

Landlord shall have the option to subordinate this Lease to any mortgage or deed of trust of the Lot or Premises, or both (“the mortgaged premises”), provided the holder thereof enters into a Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) substantially in the form attached hereto as Exhibit J (or such other form mutually agreeable to Tenant and Landlord’s mortgagee, each party agreeing to reasonably cooperate with each other in reaching mutual agreement on the content of any such other form, so long as such other form does not reduce or alter Tenant’s rights or obligations thereunder). As of the execution of the Lease, Landlord represents and certifies to Tenant that there is no current mortgagee or deed of trust placed on the Lot or Premises, or both. Landlord agrees to use diligent efforts to deliver the SNDA to Tenant on or before August 31, 2012, otherwise Tenant shall have the right to terminate this Lease by delivery of written notice thereof to Landlord, in which event this Lease shall terminate and be of no further force and effect, except for those provisions which expressly survive a termination, and Landlord shall reimburse Tenant for its actual and reasonable out-of-pocket third party costs for architectural, engineering, legal and other reasonable out-of-pocket third party costs incurred to the date of termination.

8.2. LIMITATION ON MORTGAGEE’S LIABILITY

Following notice to Tenant and upon entry and taking possession of the mortgaged premises for any purpose other than foreclosure, the holder of a mortgage shall have all rights of Landlord, and during the period of such possession, the duty to perform all Landlord’s obligations hereunder. Except during such period of possession, no such holder shall be liable, either as mortgagee or as holder of a collateral assignment of this Lease, to perform, or be liable in damages for failure to perform any of the obligations of Landlord unless and until such holder shall enter and take possession of the mortgaged premises for the purpose of foreclosing a mortgage. Upon entry for the purpose of foreclosing a mortgage, such holder shall be liable to perform all of the obligations of Landlord, subject to the provisions of Section 8.3 provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under the provisions of Section 10.4 to the owner of the equity of the mortgaged premises. From and after making entry and taking possession of the Premises, any such mortgagee shall be fully and completely liable for the obligations hereunder,

8.3. MORTGAGEE’S OBLIGATION

The holder of the first mortgage on the mortgaged premises shall have the option to fund all costs of the Landlord’s Work and Tenant’s Work not funded by Landlord, all as more particularly provided in the SNDA.

8.4. NO PREPAYMENT OR MODIFICATION, ETC.

No Base Rent, additional rent, or any other charge shall be paid more than thirty (30) days prior to the due dates thereof, and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee. No assignment of this Lease (excepting only in accordance with the provisions of this Lease) and no agreement to make or accept any surrender, termination or cancellation of this Lease (excepting only in accordance with the provisions of this Lease) and no agreement to modify so as to reduce the rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to in writing by Landlord’s mortgagees of which Tenant has received notice,

8.5. NO RELEASE OR TERMINATION

Except for Tenant’s termination rights expressly contained in this Lease or as otherwise permitted by law, no act or failure to act on the part of Landlord shall result in a release or termination of Tenant’s obligations hereunder or a termination of this Lease unless (i) Tenant shall have first given thirty (30) days prior written notice of Landlord’s act or failure to act to Landlord’s mortgagees of which Landlord has provided written notice to Tenant, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights, and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section 8.5 shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition. “Reasonable time” as used above means and includes a reasonable time to obtain possession of the mortgaged premises, if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist, but shall not exceed one hundred eighty (180) days.

8.6. CONTINUING OFFER

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a mortgagee (particularly, without limitation thereby, the covenants and agreements contained in this Article VIII) constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry or foreclosure assumes the obligations herein set forth with respect to such mortgagee, and such mortgagee shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may reasonably be deemed necessary to implement the provisions of this Article VIII.

8.7. SUBMITTAL OF FINANCIAL STATEMENT

At any time that Tenant ceases to be a pUblicly traded company, but not more than annually during the Term of this Lease, within fifteen (15) days after request therefor by Landlord (i.e. if requested by Landlord’s mortgagee(s)), Tenant shall supply to Landlord and/or any mortgagee of Landlord a current financial statement, which such financial statement may be given by Tenant to Landlord in the form of Tenant’s current annual report, or such other financial information as may be reasonably required by any such party, but shall include at least a balance sheet and income statement. Landlord agrees to use diligent efforts to keep such information confidential and to request Landlord’s mortgagee to keep such information confidential. As aforesaid, if Tenant is a publicly traded company this provision is not applicable.

ARTICLE IX
DEFAULT

9.1. EVENTS OF DEFAULT BY TENANT

It shall be an Event of Default under this Lease, if (i) Tenant fails to pay Base Rent or additional rent, and such failure continues for more than seven (7) business days after written notice thereof specifying such failure and that such failure may be an Event of Default hereunder; (ii) Tenant fails to perform its other non-monetary obligations hereunder for more than thirty (30) days after notice thereof from Landlord, together with such additional time, if any, as is reasonably required to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days; or (iii) if Tenant makes any assignment for the benefit of creditors, or files a petition under any bankruptcy or insolvency law; or (iv) if such a petition is filed against Tenant and is not dismissed within sixty (60) days; or (v) if a receiver becomes entitled to Tenant’s leasehold hereunder and it is not returned to Tenant within ninety (90) days; or (vi) such leasehold is taken on execution or other process of law in any action against Tenant; then, and in any such cases, Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter while such default continues and without further notice, enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant at the Premises and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid, this Lease shall terminate, but Tenant shall remain liable as hereinafter provided. After the occurrence of an Event of Default as aforesaid, Tenant hereby waives all statutory rights of redemption, if any to the extent such rights may be lawfully waived, and Landlord, without notice to Tenant, may store Tenant’s effects and those of any person claiming through or under Tenant at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

9.2. TENANT’S OBLIGATIONS AFTER TERMINATION

In the event that this Lease is terminated under any of the provisions contained in Section 9.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants as follows:

(a)                                 at Landlord’s election and in lieu of any other damages, within three (3) months following the termination of this Lease or Tenant’s right to possession of the Premises, to pay forthwith to Landlord, as compensation, a lump sum representing the present value of the total rent reserved for the residue of the Term, minus the present value of the aggregate fair market rent and additional Rent therefore. (The Federal Reserve discount rate, or equivalent, plus 5% shall be used in calculating present values.) In calculating the rent reserved, there shall be included, in addition to the Base Rent and all additional rent, the value of all other consideration agreed to be paid or performed by Tenant for said residue, less the net proceeds of any rents obtained by Landlord in reletting the Premises as provided in (b)(ii) below; and

(b)                                 and, to the extent not received in (a) above or to the extent Landlord elects, in its sole discretion, to proceed under this subparagraph (b) rather than subparagraph (a), as an additional and cumulative obligation, to pay punctually to Landlord all of the sums and perform all of the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under this subclause (b), Tenant shall be credited with: (i) any amount paid to Landlord as compensation as provided in subclause (a) of this Section 9.2 (if Landlord elects to proceed pursuant to subclause (a)); and (ii) the net proceeds of any rents obtained by Landlord by reletting the Premises, after deducting all of Landlord’s expenses in connection with such reletting, including, without implied limitation, all repossession costs, brokerage commissions, tenant improvements costs paid or tenant improvement allowances granted, fees for legal services, and any other expenses of reletting the Premises or preparing the Premises for the new tenant or tenants.

Landlord agrees to use commercially reasonable efforts to relet the Premises following termination provided, however, that Landlord: (x) may relet the Premises or any part or parts thereof for a term or terms which may, at Landlord’s option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet same; (y) may make such alterations, repairs and decorations in the Premises as Landlord, in its sole judgment, considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing sub clauses (x) and/or (y), or Landlord’s failure to relet or to collect the rent through reletting, shall operate or be construed to release or reduce Tenant’s liability as aforesaid; and (z) shall have no duty to relet the Premises to a prospective tenant who is also interested in leasing other space that Landlord (or its affiliate(s)) then has available.

So long as at least twelve (12) months of the Term remain unexpired at the time of such termination, in lieu of any other damages of indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 9.2, Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 9.1, or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Base Rent and additional rent accrued under Article IV in the twelve (12) months ended next prior to such termination (or if the Term has not yet commenced, the Base Rent and additional rent that would be due for said time period) plus the amount of Base Rent and additional rent of any kind accrued and unpaid at the time of termination. To effectively exercise the foregoing remedy, Landlord must make such election within three (3) months following the termination of this Lease or Tenant’s right to possession of the Premises.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

ARTICLE X
MISCELLANEOUS

10.1. TITLES

The titles of the Articles are for convenience and are not to be considered in construing this Lease.

10.2. NOTICE OF LEASE

Concurrently with the executing of this Lease, Landlord and Tenant have executed and recorded a notice of lease in the form attached hereto as Exhibit Q. If this Lease is terminated before the Term expires, the parties will, at the request of either party, execute an instrument in such form acknowledging the date of termination.

10.3. NOTICES FROM ONE PARTY TO THE OTHER

No notice, approval, consent requested or election required or permitted to be given or made pursuant to this Lease shall be effective unless the same is in writing. Communications shall be addressed, if to Landlord, at Landlord’s Address with a copy to Gloria M. Gutierrez, Esq., Executive

Vice President and Corporate Counsel, The Gutierrez Company, One Wall Street, Burlington, MA 01803, or at such other address as may have been specified by prior notice to Tenant and, if to Tenant, at Tenant’s Address with a copy to Tenant at Tenant’s Address, to the attention of General Counsel and to Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts 02110, Attention: Richard A. Toelke, Esq., or at such other place as may have been specified by prior notice to Landlord. Any communication so addressed shall be deemed duly served if actually received or delivery is refused at the foregoing addresses mailed by registered or certified mail, return receipt requested, delivered by hand, or by overnight express service by a carrier providing a receipt of delivery.

10.4. BIND AND INURE

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that the Landlord named herein and each successive owner of the Premises shall be liable only for the obligations accruing during the period of its ownership, said liability terminating as to future liability upon termination of such ownership and passing to the successor in ownership. Neither the Landlord named herein nor any successive owner of the Premises whether an individual, trust, a corporation or otherwise shall have any personal liability beyond their equity interest in the Premises.

10.5. NO SURRENDER

The delivery of keys to any employees of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

10.6. NO WAIVER, ETC.

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease or, with respect to such failure of Landlord, any of the Rules and Regulations or Park Covenants referred to in Section 6.1.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations or Park Covenants against any other tenant in the Park be deemed a waiver of any such Rules or Regulations or Park Covenants, as applicable. The receipt by Landlord of Base Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Landlord, unless such waiver shall be in writing signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same agreement or duty in a previous or subsequent instance, or any other agreement or duty.

10.7. NO ACCORD AND SATISFACTION

No acceptance by Landlord of a lesser sum than the Base Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

10.8. CUMULATIVE REMEDIES

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

10.9. PARTIAL INVALIDITY

If any term of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

10.10. RIGHT TO CURE

(a)                            If Tenant shall at any time fail to perform its obligation in accordance with the provisions of this Lease and Tenant does not commence the cure of such failure within thirty (30) days of notice thereof (except in the event of emergencies), and thereafter diligently prosecute such cure to completion, then Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate set forth in Section 4.3 hereof), and all necessary incidental reasonable third party costs and expenses in connection with the performance of any such acts by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

(b)                            If Landlord shall have failed to perform any of Landlord’s covenants hereunder relating to the Premises, including any Hazardous Materials indemnification obligations (Landlord and Tenant hereby agreeing, however, that Tenant shall have no self-help rights under this Lease with respect to the Common Areas of the Park unless Tenant is the sole tenant of the Park) within the time periods set forth herein and Landlord does not commence the cure of such failure within thirty (30) days of notice thereof to Landlord and Landlord’s mortgagee, so long as Landlord has provided Tenant with the identity and the address of such mortgagee (except in the event of emergencies), and thereafter diligently prosecute such cure to completion, then Tenant shall have the right, but not the obligation, to cure any such covenants for the account of Landlord. If Tenant shall undertake such performance, Landlord shall reimburse Tenant for all costs and expenses reasonably incurred by Tenant in connection with such performance within thirty (30) days after receipt of an invoice therefor from Tenant (together with any such back up documentation reasonably requested by Landlord). If Landlord fails to reimburse Tenant within said thirty (30) day period, then interest at the rate set forth in Section 4.3 hereof, shall accrue on any amounts due from Landlord hereunder until such costs have been reimbursed in full. If there remains any amounts unpaid by Landlord to Tenant hereunder after interest has commenced to accrue for at least thirty (30) days, then Tenant shall be entitled to offset the unreimbursed costs together with interest thereon as aforesaid, against twenty-five percent (25%) of the monthly Base Rent due hereunder until such costs due to Tenant hereunder have been reimbursed in full.

(c)                             Further, if any condition in the Premises constitutes an imminent threat to person or property or Tenant’s business operations and is Landlord’s responsibility under this Lease, Landlord shall remedy such condition or cause such condition to be remedied promptly after receipt of notice thereof (whether or not from Tenant), and in the event Landlord fails to do so, Tenant may elect to take action hereunder immediately with simultaneous notice to Landlord of Tenant’s action and if Tenant reasonably believes an emergency to exist, Tenant shall endeavor to give Landlord advance notice, but if such notice is not reasonable under the circumstances, shall give notice to Landlord as soon as practicable thereafter. In the event that Tenant remedies such imminent threat, Tenant shall be entitled to reimbursement from Landlord (and in the event that Landlord does not timely reimburse Tenant, to offset together with interest thereof, against the Base Rent on the same terms and conditions as set forth in Section 10.10(b).

10.11. ESTOPPEL CERTIFICATE AND LANDLORD’S CONSENT TO LIENS

Tenant agrees from time to time upon not less than thirty (30) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing in substantially the form attached hereto as Exhibit G, certifying if true (and where not true, indicating where not true), as follows: that this Lease is unmodified and in full force and effect; that except as set forth in this Lease, Tenant has no defenses, offsets or counterclaims against its obligations to pay the Base Rent and additional rent and to perform its other covenants under this Lease; that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); and the dates to which the Base Rent, additional rent and other charges have been paid. Any such statements delivered pursuant to this Section 10.11 may be relied upon by any prospective purchaser or mortgage of premises which include the Premises or any prospective assignee of any such mortgagee.

Landlord agrees from time to time upon not less than thirty (30) days’ prior written request by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing in substantially the form attached hereto as Exhibit G, modified as the context so requires for obtaining an estoppel from Landlord, certifying if true (and where not true, indicating where not true), as follows: that this Lease is unmodified and in full force and effect; that except as set forth in this Lease, Landlord has no defenses or counterclaims against its obligations to perform its covenants under this Lease; that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there are any defenses, counterclaims, or defaults, setting them forth in reasonable detail); and the dates to which the Base Rent, additional rent and other charges have been paid. Any such statements delivered pursuant to this Section 10.11 may be relied upon by any prospective assignee or subtenant of premises which include the Premises or any prospective lender or mortgagee.

Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to grant a lien and security interest in all of its assets (including, without limitation, its personal property, equipment, fixtures, goods and inventory situated at the Premises) to secure financing for itself and its affiliates without the consent of Landlord. To accommodate such financing, Landlord hereby waives any statutory landlord’s lien on Tenant’s assets, and shall permit Tenant’s lender, during the existence of any default under such financing, to access the Premises for the purpose of taking possession of and selling such assets, to the extent permitted under the agreements evidencing and securing such financing, and to execute and deliver such reasonable and customary agreements consistent with the foregoing as may be reasonably requested by Tenant’s lenders.

10.12. WAIVER OF SUBROGATION

Landlord and Tenant mutually agree, with respect to any hazard which is covered by casualty or property insurance then being carried by them, or required to be carried hereunder (whether or not such insurance is then in effect) to release each other from any and all claims with respect to such loss; and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

10.13. BROKERAGE

Tenant represents and warrants to Landlord, and Landlord represents and warrants to Tenant, that it has dealt with no broker, other than such brokers listed in Section 1.1, in connection with this transaction and agrees to defend, indemnify and save the other party harmless from and against any and all claims for a commission arising out of this Lease made by anyone, other than such brokers in Section 1.1. Landlord shall be responsible for, and hold Tenant harmless with respect to, all fees and commissions payable to only such brokers specified in Section 1.1 pursuant to a separate agreement, but in no event will Landlord be responsible for payment of a commission on Phase III until such time Tenant’s right to terminate as to Phase III has lapsed.

10.14. PARKING/TRAFFIC PERSONNEL

Tenant’s occupancy of Phase I shall include the use of two hundred seventy-five (275) parking spaces at no additional cost to Tenant. Tenant’s occupancy of Phase II shall include the use of eight hundred seventy-five (875) parking spaces at no additional cost to Tenant. A minimum of four hundred (400) parking spaces for Phase II shall be structured parking spaces with the parking garage of Phase II. Tenant’s occupancy of Phase III shall include the use of a minimum of 3.5 parking spaces per 1,000 rentable square feet contained within Phase III, all of which shall be structured. Tenant’s parking spaces shall be known and referred to in this Lease as the “Building Parking Area” and shall be shown as such on the Landlord’s Plans, as applicable on a per Phase basis. The Building Parking Area shall be used by Tenant in common with other tenants of the Building, if applicable.

Tenant acknowledges that during construction there will be potential inconveniences and reductions in the total parking space count. In no event will such reduction or inconvenience be deemed an interruption pursuant to Section 5.2 of this Lease or a breach or default by Landlord of any term or provision of this Lease unless Landlord fails to comply with the parking plans described below. Landlord and Tenant will work together prior to the commencement of construction activity to outline the impacts and document a procedure for executing the work. See also the provisions of Exhibit U. Attached hereto as Exhibit A-7 and Exhibit A-8 are parking plans outlining the parking configuration during all periods.

10.15. ACCESS

Subject to the terms and provisions of this Lease, Tenant shall have twenty-four (24) hours, seven (7) days per week, fifty-two (52) weeks per year, access to the Premises.

10.16. ENTIRE AGREEMENT

This instrument contains the entire and only agreement between the parties as to the Premises and supersedes all prior agreements with respect to the Premises or the construction thereof, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Lease shall not be modified in any way except by a writing subscribed by both parties.

10.17. GOVERNING LAW

This Lease shall be governed by and construed and enforced in accordance with the laws and courts of the Commonwealth of Massachusetts.

10.18. ADDITIONAL REPRESENTATIONS

Landlord represents and warrants to Tenant as follows:

(a)                                 that Landlord has the right and authority to enter into this Lease and grant Tenant possession of the Premises and other rights set forth herein, and no joinder or approval of another person or entity is required with respect to Landlord’s right and authority to enter into this Lease;

(b)                                 that Landlord (or its affiliate(s) or an affiliate(s) of The Gutierrez Company) are the sole fee simple owners of the remaining land in the Park;

(c)                                  that the Building (specifically its core and shell, as well as all common areas, entrances, restrooms, elevators, water fountains and signage) and the Building Parking Area will, upon Substantial Completion and issuance of all necessary permits and approvals required to be obtained from any and all necessary governmental agencies prior to occupancy of the Premises by Tenant, including without limitation, a certificate of occupancy from the Town of Burlington which allows Tenant to use and occupy the Building as specified in Article III hereof, comply with all dimensional, use, parking, loading and other zoning requirements of the Town of Burlington, and all applicable building and life safety codes and governmental requirements, including without limitation the regulations of the Americans with Disabilities Act (ADA), and all environmental laws and other Legal Requirements, and the Park Covenants attached hereto as Exhibit I;

(d)                                 all existing base Building systems shall, upon Substantial Completion, be delivered in “good working order”, including roof, electrical and life safety systems;

(e)                                  that Landlord has provided Tenant with true, correct and complete copies of all licenses, permits and approvals for the Building in effect as of the Date of Lease;

(f)                                   that the current zoning applicable to the Lots permits the Buildings and offices, research and development (including laboratory) uses contemplated by this Lease;

(g)                                  that neither Landlord nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is or will be a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’ s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action;

(h)                                 that Landlord shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administered by the U.S. Department of Treasury’s Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations, executive orders or government programs designed to combat terrorism or money laundering, if applicable, on this Lease. Landlord represents and warrants to Tenant that it is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury, as last updated prior to the Date of Lease;

(i)                                     that as of the Date of Lease, there is no ground lease or underlying lease which affects the any of the Lots;

(j)                                    that none of the exceptions listed in Schedule 2.1 prohibit or interfere with the construction or uses of the Building or Lots contemplated by this Lease;

(k)                                 that there are no suits, actions or proceedings now pending with respect to all or part of the Lots, nor has Landlord received written notice of any threatened suits, actions or proceedings, nor to Landlord’s actual knowledge, are there any threatened suits, actions or proceedings with respect to all or any part of the Lots; and

(1)                                 that, upon Substantial Completion, the Building’s heating, ventilation and cooling (“HVAC”) system described on Exhibits B-2, B-3 and B-4 have, in fact, been installed and shall provide HVAC in accordance with the specifications set forth in said Exhibits B-2, B-3 and B-4.

(m)                             that, to Landlord’s knowledge, the surviving provisions of the Tyco Agreements (including the indemnities relating to Hazardous Materials under the Tyco Agreements) are in full force and effect, neither Landlord (or its affiliates) nor, to Landlord’s knowledge, Tyco is in default of any of its obligations under the Tyco Agreements, Tyco has not notified Landlord that any of Tyco’s indemnity obligations have been terminated or limited, and Tenant is a beneficiary of the indemnities relating to Hazardous Materials under the Tyco Agreements to the extent provided in the Tyco Agreements.

10.19. ROOFTOP COMMUNICATION EQUIPMENT

Subject to the provisions hereinafter provided, Tenant shall have the right from time to time during the Term hereof, at no additional charge from Landlord, to install rooftop communication equipment (i.e. satellite dishes or antenna devices, microwave antenna or other similar equipment or communication devices) or to create a park or usable open space as an amenity to employees and invitees on the roof of the Building, or to install solar panels and related equipment thereon. Subject to applicable law and the consent of Landlord (which consent shall not be unreasonably withheld or delayed), Tenant, at its sole cost and expense, has the right to install such equipment or to create such usable area on the roof of the Building. The size, design and location of the installation or area, as applicable, shall be at a site acceptable to Landlord, and the approval of any such size, design and location shall not be unreasonably withheld or delayed by Landlord. Tenant shall install any such equipment or furniture in accordance with sound construction practices, and in accordance with all applicable laws, rules, codes and ordinances, and in a good and workmanlike manner. Tenant shall be solely responsible for obtaining any and all permits and approvals associated therewith and for providing copies thereof to Landlord. Tenant shall use such roofing contractor required to comply with the existing roof warranties, as designated by Landlord. Upon expiration of the Term, Tenant shall be responsible for the removal of the same and for repairing any damage caused therefrom.

10.20. EMERGENCY POWER

Subject to the provisions hereinafter provided and available space, Tenant shall have the right, at no additional charge from Landlord, to place a dedicated emergency generator and fuel supply and any other equipment, wiring, shaft space, etc. required in connection therewith on the Lot, at Tenant’s sole cost and expense, subject to and in accordance with all applicable law and the consent of Landlord, not to be unreasonably withheld, conditioned or delayed. The size and location of the pad shall be mutually agreed upon and shall not be unreasonably withheld or delayed by Landlord. All installations shall be in accordance with sound construction practices, and in accordance with applicable law, and in a good and workmanlike manner, and shall not materially interfere with other tenants of the Building or Park or decrease the number of parking spaces on the Lot. Tenant shall be solely responsible for obtaining any and all permits and approvals associated therewith and for providing copies thereof to Landlord.. Upon expiration of the Term, Tenant shall be responsible for the removal of the same and for repairing any damage caused therefrom; alternatively, at Tenant’s election, Tenant may leave such generator and equipment in its place provided that the same is operable condition. This Section shall survive the expiration or earlier termination of this Lease.

10.21. WAIVER OF CONSEQUENTIAL DAMAGES. Tenant and Landlord waive any rights to recover consequential, punitive, or special damages against each other with respect to matters arising under or in connection with this Lease.

10.22. PREVAILING PARTY. In the event of any legal proceeding arising out of a dispute between Landlord and Tenant with regard to enforcement of any provision of this Lease, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs from the non-prevailing party.

ARTICLE XI
SECURITY

Should Tenant’s quarterly net income drop below Fifty Million Dollars ($50,000,000.00), for more than two (2) consecutive quarters during the first eight (8) years of the Term, Tenant shall deliver the amount of Six Million Dollars ($6,000,000.00) to Landlord as Security. Such Security shall be in the form of a letter of credit, specifically substantially in the form of the sample Letter of Credit attached hereto as Exhibit T, and shall (a) name the Landlord as its beneficiary, (b) expire not less than one (1) year after the issuance thereof, and (c) be drawn on an FDIC-insured financial institution reasonably satisfactory to Landlord. If the initial term of the Letter of Credit will expire, Tenant shall from time to time, as necessary, renew or replace or amend the original and any subsequent Letter of Credit no fewer than twenty five banking (25) days prior to the expiry date of the Letter of Credit then held by Landlord, and if Tenant fails to renew or replace or amend said Letter of Credit by not later than twenty-five (25) banking days prior to expiry date, Landlord may draw upon such Letter of Credit and hold the proceeds thereof in an account as Security, without interest until Tenant provides to Landlord a replacement letter of credit complying with the requirements for the original Letter of Credit as set forth above.

Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security to cure any continuing Event of Default, including any uncured default in connection with any arrearages of Rent, costs incurred by Landlord to repair damage to the Premises caused by Tenant, and any costs incurred by Landlord to repair (other than normal wear and tear or damage caused by Landlord, its agents or employees) the Premises upon termination of this Lease. Following any such application of the Security, Tenant shall, within ten (10) business days after receipt of written demand, restore the cash security or letter of credit to its full amount, as applicable. Tenant shall not have the right to call upon Landlord to apply all or any part of the Security to cure any continuing Event of Default, but such use shall be solely in the discretion of Landlord. If there is no continuing Event of Default, at the expiration or earlier termination of the Term of this Lease (including any Extended Term), after Tenant surrenders the Premises to Landlord in accordance with this Lease and all amounts then due Landlord from Tenant are finally determined and paid by Tenant or through application of the Security, the balance of the Security, either cash or the Letter of Credit, as applicable, shall be returned to Tenant and in any event, within thirty (30) days of expiration of the Term of this Lease and surrender of the Premises. If Landlord transfers its interest in the Premises during the Term, Landlord shall assign the Security to the transferee, Landlord shall notify Tenant of the assignment and thereafter have no further liability for the return of the Security. If the Security is in the form of a Letter of Credit, Landlord shall have no further liability for the return of such Letter of Credit once the assignee has assumed Landlord’s obligations with respect to the return of the Letter of Credit and Landlord has notified Tenant of the assignment. Upon any such delivery, Tenant hereby releases Landlord herein named of any and all liability with respect to the Letter of Credit, its application and return, and Tenant agrees to look solely to such grantee or transferee. It is further understood that this provision shall also apply to subsequent grantees or transferees. Upon request by Tenant, Landlord shall provide Tenant with a copy of the assignment and assumption or other written documentation that was entered into to effectuate the transfer of the Letter of Credit. If at any time the Security is a cash deposit, Landlord shall be required to segregate the Security from its other accounts and pay interest thereon at market rates.

In the event the Lease is assigned by Tenant, Tenant’s assignee may provide a replacement Letter of Credit and the original Letter of Credit held by Landlord shall be returned to Tenant, provided that such Letter of Credit shall remain subject to all of the terms and conditions of this Article XI. Landlord shall deliver the original prior Letter of Credit to the prior tenant simultaneously upon the delivery of the replacement letter of credit by Tenant’s assignee or as soon as possible thereafter.

Landlord agrees that in the event that Tenant is required to post Security as aforesaid and subsequently has four (4) consecutive quarters of net income equal to or greater than Fifty Million Dollars ($50,000,000.00) per quarter, then the Security will no longer be required and shall be returned to Tenant upon Tenant’s request.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of this 19th day of June, 2012.

LANDLORD:
BURLINGTON CROSSING REALTY TRUST

By:	/s/ Arthur J. Gutierrez
Arthur J. Gutierrez, Jr., as Trustee and not Individually

TENANT:
GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances Rathke

Its:	CFO

Dated:	June 19, 2012